Exhibit 10.1

AMENDED AND RESTATED LEASE

by and between

NDNE 9/90 CORPORATE CENTER LLC,

its successors and assigns

as Landlord and

GTC BIOTHERAPEUTICS, INC.,

as Tenant

Dated as of: September 28, 2010

AMENDED AND RESTATED LEASE

THIS AMENDED AND RESTATED LEASE (this “Lease”) made and entered into as of this 28th day of September, 2010, and effective on and after the Date of this Lease (as such term is hereinafter defined), between NDNE 9/90 CORPORATE CENTER LLC, a Massachusetts limited liability company as Landlord (the “Landlord”), and GTC BIOTHERAPEUTICS, INC., a Massachusetts corporation as Tenant (the “Tenant”).

RECITALS

Landlord and Tenant entered into a certain Lease dated as of March 26, 1999 between Landlord and Tenant (then known as Genzyme Transgenics Corporation), as affected by that certain letter agreement dated June 11, 1999 regarding term and rent commencement dates, as amended by that certain First Amendment of Lease dated as of October 1, 2005, as further amended by that certain Second Amendment of Lease dated as of February 15, 2007, and as affected by that certain letter agreement dated May 7, 2007 (as so affected and amended, the “Original Lease”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby amend and restate the Original Lease in its entirety on and after the Date of this Lease to read as follows:

Landlord does hereby demise and lease to Tenant, and Tenant does hereby hire and take from Landlord, the premises, upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated:

SECTION 1

Reference Data

Section 1.1. Reference Information. Reference in this Lease to any of the following shall have the meaning set forth below:

Date of this Lease:	As of October 1, 2010

Premises:	That portion of the Building on the Lot known as and numbered 175 Crossing Boulevard in Framingham, Massachusetts, agreed to contain 28,867 rentable square feet of space (reducing to 28,219 rentable square feet commencing on the day after the Equipment Rooms Termination Date), consisting of (a) 8,036 rentable square feet on the second (2nd) floor of the Building (the “2nd Floor Space”), of which 4,084 rentable square feet of space is used for office purposes (the “2nd Floor Office Space”), and 3,952 rentable square feet of space is used for laboratory purposes (the “2nd Floor Laboratory Space”) all as shown on Exhibit A-1 hereto, (b) 11,852 rentable square feet on the third (3rd) floor of the

Building (the “3rd Floor Space”), of which 6,956 rentable square feet of space is used for office purposes (the “3rd Floor Office Space”, and together with the 2nd Floor Office Space, hereinafter collectively the “2nd and 3rd Floor Office Space”), and 4,896 rentable square feet of space is used for laboratory purposes (the “3rd Floor Laboratory Space”, and together with the 2nd Floor Laboratory Space, hereinafter collectively the “Laboratory Space”), all as shown on Exhibit A-2 hereto, and (c) 8,979 rentable square feet (reducing to 8,331 rentable square feet commencing on the day after the Equipment Rooms Termination Date), located on the fourth (4th) floor of the Building (the “4th Floor Space”, and together with the 2nd and 3rd Floor Office Space, hereinafter collectively, the “Office Space”) as shown on Exhibit A-3A hereto (showing said 8,979 rentable square feet), and on Exhibit A-3B hereto (showing said 8,331 rentable square feet).

Equipment Rooms Termination Date:	The earlier to occur of (a) February 28, 2011, or (b) the date set forth in a written notice from Landlord to Tenant terminating Tenant’s right to occupy the 4th Floor Equipment Rooms because Landlord needs the 4th Floor Equipment Rooms in connection with leasing all or any portion of the Remaining Space, which date shall be no less than thirty (30) days after the date of Landlord’s said notice.

Remaining Space:	The portion of the 4th Floor of the Building shown on Exhibit A-3A hereto as the “Remaining Space”.

Third Floor Equipment Room:	Approximately 160 rentable square feet (not including the access corridor) on the third floor of the Building as shown on Exhibit A-2 hereto.

Landlord:	NDNE 9/90 Corporate Center LLC

Address of Landlord:	2310 Washington Street
Newton Lower Falls, Massachusetts 02462

Tenant:	GTC Biotherapeutics, Inc.

Term Commencement Date:	October 1, 2010

Original Term:	Five (5) years beginning on the Term Commencement Date.

Premises Square Footage:	Agreed upon 28,867 rentable square feet through the Equipment Rooms Termination Date; and

Agreed upon 28,219 rentable square feet commencing on the day after the Equipment Rooms Termination Date.

Annual Fixed Rent:

Lease Year	Annual Fixed Rent (per annum)	Monthly Payment
Commencement Date through the Equipment Rooms Termination Date
4th Floor Office Space ($22.00 Per RSF)	$197,538.00	$16,461.50
2nd and 3rd Floor Office Space ($18.45 Per RSF)	$203,688.00	$16,974.00
Laboratory Space ($21.00 Per RSF)	$185,808.00	$15,484.00
TOTAL	$587,034.00	$48,919.50

The day after the Equipment Rooms Termination Date though end of Lease Year 1
4th Floor Office Space ($22.00 Per RSF)	$183,282.00	$15,273.50
2nd and 3rd Floor Office Space ($18.45 Per RSF)	$203,688.00	$16,974.00
Laboratory Space ($21.00 Per RSF)	$185,808.00	$15,484.00
TOTAL	$572,778.00	$47,731.50

Lease Year 2
4th Floor Office Space ($22.75 Per RSF)	$189,530.25	$15,794.19
2nd and 3rd Floor Office Space ($19.20 Per RSF)	$211,968.00	$17,664.00
Laboratory Space ($21.75 Per RSF)	$192,444.00	$16,037.00
TOTAL	$593,942.25	$49,495.19

Lease Year 3
4th Floor Office Space ($23.50 Per RSF)	$195,778.50	$16,314.88
2nd and 3rd Floor Office Space ($19.95 Per RSF)	$220,248.00	$18,354.00

Lease Year	Annual Fixed Rent (per annum)	Monthly Payment
Laboratory Space ($22.50 Per RSF)	$199,080.00	$16,590.00
TOTAL	$615,106.50	$51,258.88

Lease Year 4
4th Floor Office Space ($24.25 Per RSF)	$202,026.75	$16,835.56
2nd and 3rd Floor Office Space ($20.70 Per RSF)	$228,528.00	$19,044.00
Laboratory Space ($23.25 Per RSF)	$205,716.00	$17,143.00
TOTAL	$636,270.75	$53,022.56

Lease Year 5
4th Floor Office Space ($25.00 Per RSF)	$208,275.00	$17,356.25
2nd and 3rd Floor Office Space ($21.45 Per RSF)	$236,808.00	$19,734.00
Laboratory Space ($24.00 Per RSF)	$212,352.00	$17,696.00
TOTAL	$657,435.00	$54,786.25

Lease Year or lease year:	Each consecutive 12 calendar month period immediately following the Term Commencement Date.

Annual Base Operating Costs:	An amount equal to the Landlord’s Operating Costs for the Property during the calendar year January 1, 2010 through December 31, 2010.

Annual Base Real Estate Taxes:	An amount equal to the Real Estate Taxes for the Property applicable to the fiscal tax year July 1, 2010 to June 30, 2011.

Permitted Uses:	Office Space: General Office.
Laboratory Space: Laboratory, research and development, light manufacturing.

Public Liability Insurance Limit:

Bodily Injury and Property Damage:	Combined single limit of $5,000,000, or such greater amount as reasonably required by Landlord from time to time.

Tenant’s Proportionate Share:	Twenty-Four and 61/100ths (24.61%) Percent through the Equipment Rooms Termination Date; and

Twenty-Four and 05/100ths (24.05%) Percent commencing the day after the Equipment Rooms Termination Date

Broker:	FHO Partners and Jones Lang LaSalle.

Security Deposit:	Letter of Credit in the amount of $249,360.00. See Section 13.8.

Lot or Lots:	The Fee Lot and the Leasehold Lot, as the same may be configured and constituted from time to time.

Fee Lot:	The lot or parcel of land on which the Building is located and known as Lot 8A as more particularly set forth in Exhibit B.

Leasehold Lot:	Parcel 7A as described in Exhibit B on which the Leasehold Parking Area is located.

Building:	The approximately 117,290 rentable square foot building erected on the Fee Lot by Landlord and all alterations and additions thereto and replacements thereof. In the event that the total number of rentable square feet contained in the Building shall increase due to any addition to the Building, then Tenant’s Proportionate Share shall be adjusted to be the quotient obtained by dividing the Premises Square Footage by the adjusted total number of rentable square feet then contained in the Building.

Leasehold Parking Area:	The areas designated as the Leasehold Parking Area on Exhibit C attached hereto and any alteration or replacement thereof designated by Landlord in writing to Tenant.

Park:	The term “Park” shall mean the land described in Exhibits A-1 and A-2 of the Park Covenants together with other land hereafter added thereto under the Park Covenants and together with the buildings, structures and other improvements as may, from time to time, be constructed thereon, and all of which are referred to in the Park Covenants as “9/90 Corporate Center”.

Property:	The Building and the Lot.

Park Covenants:	The Amended and Restated Declaration of Covenants, Restrictions, Development Standards and Easements attached hereto as Exhibit F together with any amendments thereto as are permitted thereunder.

Term of this Lease:	The Original Term and any proper extension period extending the Original Term.

Business Day:	All days except Sundays and legal holidays.

Business Hours:	8:00 a.m. to 6:00 p.m. on all Business Days except Saturdays and Saturdays from 8:00 a.m. to 1:00 p.m.

Ground Lease:	The Indenture of Lease dated as of August 15, 1980, between the Inhabitants of The Town of Framingham (“Town”) as landlord and The First National Bank of Boston (Bank of Boston) notice of which is recorded with the Middlesex South Registry of Deeds (The Registry) in Book 14306, Page 282 (the “Original Ground Lease”). The interest of The Bank of Boston as tenant under the Original Ground Lease was assigned to 9/90 Crossing Associates Limited Partnership (“9/90”) pursuant to that certain lease assignment dated as of July 29, 1987, and recorded with the Registry in Book 18428, Page 050. The interest of “9/90” as tenant under the Original Ground Lease was further assigned by “9/90” to Rose Holding, Inc. (“Rose”) pursuant to that certain Lease Assignment dated as of June 10, 1994, recorded with the Registry in Book 24620, Page 63. The Original Ground Lease was amended by amendment to lease dated the August, 1996, by and between the Town and Rose. All references herein to the Original Ground Lease shall mean the Original Ground Lease as so assigned and amended. The interest of Rose as tenant under the Ground Lease under the Original Ground Lease insofar as it relates to the Leasehold Lot was assigned to the Landlord hereunder by Assignment and Assumption of Leasehold Interest dated January 21, 1998 from Rose to Landlord (the “Rose Partial Assignment”). All references in this Lease to the Ground Lease shall mean the Original Ground Lease as assigned to Landlord by the Rose Partial Assignment as it may be further assigned or amended from time to time and, for purposes hereof, the premises thereunder shall be deemed to include only the Leasehold Lot and all obligations of Landlord as tenant thereunder related solely to the Leasehold Lot.

Section 1.2. Exhibits. The following Exhibits are attached to and incorporated in this Lease:

Exhibit A-1:	2nd Floor Office Space and 2nd Floor Laboratory Space and Central Corridor Area
Exhibit A-2:	3rd Floor Office Space and 3rd Floor Laboratory Space and Third Floor Equipment Room
Exhibit A-3A:	4th Floor Space, Remaining Space and 4th Floor Equipment Rooms
Exhibit A-3B:	4th Floor Space after the Equipment Rooms Termination Date
Exhibit B:	Lots
Exhibit C:	Leasehold Parking Area
Exhibit D	Cleaning Specifications
Exhibit E:	Rules and Regulations
Exhibit F:	Park Covenants
Exhibit G:	Options to Extend
Exhibit H:	Tenant’s Work (Plan and Scope)
Exhibit I:	Hazardous Materials Disclosure Certificate
Exhibit J:	Yield Up Equipment
Exhibit K:	Services and Access Agreement

SECTION 2

Premises and Term

Section 2.1. Premises; Remaining Space.

(a) Landlord hereby leases and demises the Premises and the Remaining Space to Tenant and Tenant hereby leases the Premises from Landlord, subject to any and all existing encumbrances and other matters of record and subject to the terms and provisions of this Lease.

(b) At the Date of this Lease, the 4th Floor Space includes the rooms shown on Exhibit A-3A hereto as “GTC Existing Server Room”, “GTC Tel/Data Room”, and “GTC UPS/AC Room” (collectively, the “4th Floor Equipment Rooms”). Tenant shall yield up the 4th Floor Equipment Rooms on the Equipment Rooms Termination Date on all the terms and conditions of this Lease, including, without limitation, Section 9.8 and Section 9.12 hereof, whereupon the Annual Fixed Rent and Tenant’s Proportionate Share shall change as set forth in Section 1 hereof, and the balance of the Premises on the 4th Floor (containing 8,331 rentable square feet of space) shall be and become the “4th Floor Space” for all purposes under this Lease commencing on the day after the Equipment Rooms Termination Date.

(c) Tenant shall have the right to occupy the Remaining Space, on all the terms and conditions of this Lease other than the obligation to pay Rent with respect thereto (but including Tenant’s obligation to pay all electricity costs relating to the Remaining Space), but only through the Remaining Space Termination Date (as that term is hereinafter defined), whereupon Tenant shall yield up the Remaining Space on all the terms and conditions of this Lease, including, without limitation, Section 9.8 and Section 9.12 hereof. For the purposes of the application of Section 9.12 to any holding over by Tenant in the Remaining Space, the Remaining Premises shall be deemed to contain 11,789 rentable square feet, and Tenant shall be deemed to be paying Annual Fixed Rent at the rate of $22.00 per rentable square foot prior to the Remaining Space Termination Date.

Section 2.2. Original Term; Options to Extend. TO HAVE AND TO HOLD for the Original Term beginning on the Term Commencement Date and continuing through the last day of the Original Term, unless sooner terminated as hereinafter provided. Tenant has the right to extend the Original Term of this Lease upon all the terms and conditions set forth in Exhibit G (Options to Extend) attached hereto and incorporated herein by reference.

Section 2.3. Appurtenant Rights and Reservations.

(a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with others, public or common lobbies, hallways, stairways, elevators and common walkways necessary for access to the Building, the common toilets, corridors and elevator lobby of the floor on which the Premises is located; but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to this Lease and to the right of Landlord to designate and change from time to time areas and facilities so to be used provided that (i) such changed facilities are substantially equivalent or better and (ii) Landlord shall use good faith efforts to avoid unreasonable interference with Tenant’s access to and use of the Premises. Tenant and its employees shall also have the non-exclusive right to use, in common with others entitled thereto, such other common areas and facilities in or appurtenant to the Building as Landlord may from time to time designate and provide. Tenant and its employees shall also have the non-exclusive right to use, in common with others entitled thereto, the Leasehold Parking Area for parking purposes only.

(b) Excepted and excluded from the Premises are exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator shafts, fan rooms, mechanical, electric and telephone closets, janitor closets, freight elevator vestibules and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, but included in the Premises are all entry doors to the Premises and all special installations of Tenant, such as interior stairs, special flues and special air conditioning facilities. Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, shafts, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Landlord reserves the exclusive use of all fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, pipes, ducts, conduits, wires and appurtenant fixtures located within the Premises which serve exclusively or in common other parts of the Building. In exercising its rights pursuant to (a) and (b) above, Landlord shall use good faith efforts to avoid unreasonable interference with Tenant’s use of the Premises. Any installations or relocations of pipes, shafts, wires, ducts, conduits and appurtenant fixtures shall, to the extent reasonably possible be located above ceilings or between walls.

Section 2.4. Access to the Central Corridor Area.

(a) Pursuant to the terms of the Services and Access Agreement (as that term is hereinafter defined), Tenant is currently using the central corridor shown on Exhibit A-1 attached hereto as “Central Corridor Area” for access to the freight elevator, stairwell and restrooms in the Central Corridor Area. In no event shall Landlord have any responsibility or liability to Tenant whatsoever with respect to access to the Central Corridor Area, Tenant agreeing to look solely to PPM (as that term is hereinafter defined) with respect thereto.

(b) At any time during the Term, after no less than thirty (30) days’ prior written notice delivered by Landlord to Tenant, Landlord shall have the right (but not the obligation) to convert the Central Corridor Access Area to a limited Common Area which will only be accessible and used by tenants (and their employees, visitors, clients, invitees, agents and contractors) on the second floor of the Building (the “Central Corridor Common Area Conversion”) and to eliminate the area from the PPM Space (as that term is hereinafter defined), but Tenant shall continue to maintain and pay for the utilities and HVAC system serving the new Common Area, with all utility and maintenance charges in connection therewith to continue to be shared under the Services and Access Agreement. All work in connection with the Central Corridor Common Area Conversion shall be at the sole cost and expense of Landlord using Building standard materials, in a good and workmanlike manner, in conformity with all applicable Laws, and once commenced shall be completed with commercially reasonable diligence, subject to Force Majeure. Landlord and Tenant shall consult and cooperate reasonably on the timing and scope of the work needed in connection with the Central Corridor Common Area Conversion so that the conduct of Tenant’s business shall not be unreasonably interfered with. Within ten (10) days after completion of the Central Corridor Common Area Conversion, Landlord and Tenant shall execute and deliver a mutually satisfactory amendment to this Lease whereby the rentable square footage of the Premises shall be adjusted such that the square footage of the Common Area derived from the Central Corridor Area shall be allocated among the tenants on the 2nd Floor of the Building, pro-rata in accordance with their respective percentages of the square footage of the 2nd Floor. Notwithstanding anything contained herein to the contrary, if Landlord shall undertake the Central Corridor Common Area Conversion in order to assure the access rights of Tenant with respect to the Central Corridor Area after such rights have been terminated under the Services and Access Agreement because Tenant has breached the terms of the Services and Access Agreement, then Tenant agrees to promptly reimburse Landlord for all reasonable costs associated with the Central Corridor Common Area Conversion upon delivery of invoices and other reasonable evidence of the work done, including, without limitation, all so-called hard and soft costs.

Section 2.5. Access to the Third Floor Equipment Room. Tenant and PPM have agreed upon the terms and conditions for PPM’s access to the Third Floor Equipment Room in the Services and Access Agreement. In no event shall Landlord have any responsibility or liability to Tenant whatsoever with respect to PPM’s access to the Third Floor Equipment Room, Tenant agreeing to look solely to PPM in connection therewith.

SECTION 3

Improvements

Section 3.1. Condition of Premises. As of the date of this Agreement, Tenant is occupying the entire Premises and the Remaining Premises and accordingly the same are being leased by Tenant in their condition as of the Term Commencement Date, “As Is,” without representation or warranty by Landlord. Tenant acknowledges that it has inspected the Premises and the common areas and facilities of the Building and has found the same to be satisfactory.

Section 3.2. Tenant’s Work.

(a) In connection with Tenant’s intended upgrade of the 4th Floor Space shown on the plan and described in the scope of work attached as Exhibit H hereto (“Tenant’s Work”), Tenant agrees to use Landlord’s contractor, Cranshaw Construction of New England Limited Partnership (“Cranshaw”) as general contractor. Cranshaw shall competitively bid Tenant’s interior improvement plans and specifications, and solicit subcontractor bids for such work (minimum of three (3) bids for each major trade/division of the work, including subcontractors recommended by Tenant), on an open book basis with Tenant. Tenant shall be responsible to pay for the entire cost of Tenant’s Work, including, without limitation, a fee payable to Cranshaw equal to five percent (5%) of the total cost of the work, including, without limitation, so-called hard costs, general conditions and special conditions. Upon request of Cranshaw, Cranshaw and Tenant shall enter into a mutually agreeable construction contract with respect to the Tenant’s Work.

(b) Provided no Event of Default shall exist under this Lease, and this Lease shall be in full force and effect, upon Tenant’s written request, Landlord agrees to fund the costs incurred by Tenant in connection with Tenant’s Work, such costs to include so-called “hard costs” and “soft costs” (including, without limitation, architectural fees and engineering fees and expenses), not to exceed a maximum amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) subject to the provisions of this Lease (“Landlord’s Allowance”). The Landlord’s Allowance shall be paid to Tenant, or directly to Cranshaw, within thirty (30) days after presentation by Tenant to Landlord of evidence reasonably satisfactory to Landlord of Tenant’s payment for Tenant’s Work (or evidence of completion of Tenant’s Work in the event of any such direct payment), when finished, including, without limitation, invoices (receipted if applicable), copies of partial lien waivers or final lien waivers (in the case of a final installment) and the like. To the extent that the cost of Tenant’s Work exceeds Landlord’s Allowance, Tenant shall be entirely responsible for such excess. To the extent that Landlord’s Allowance shall exceed the cost of Tenant’s Work, Tenant shall have the right to apply any balance of Landlord’s Allowance (not to exceed $90,000 in any event) against Rent due hereunder from and after the Remaining Space Termination Date. Landlord’s obligation to fund the Landlord’s Allowance shall expire and be of no further force or effect to the extent not utilized by Tenant in full in accordance with the terms of this paragraph by June 30, 2011. For the avoidance of doubt, Landlord and Tenant expressly acknowledge and agree that the Rent under this Lease commences on the Commencement Date.

(c) Landlord shall give Tenant at least ten (10) days’ prior written notice of the anticipated date of Substantial Completion (as that term is hereinafter defined) of the Tenant’s Work (the “Remaining Space Termination Date”). As used herein, the term “Substantial Completion” shall mean that the Tenant’s Work has been substantially completed except for so-called punch list items which Landlord can complete within thirty (30) days and without material interference with the conduct of Tenant’s activities in the Premises.

Section 3.3. General Provisions Applicable to Construction. All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all ordinances, regulations and orders of governmental authority and insurers of the Building. Either party may inspect the work of the other at reasonable times and shall give notice of observed defects.

Section 3.4. Changes In Building or Lot. Landlord reserves the right to change its layout, design and plans for the Lot and Leasehold Parking Area and for parking and roadways thereon at any time and to add to or reduce the size of the Lot; provided that no reduction in the size of the Lot may adversely affect the Building or the number of parking spaces made available to Tenant under this Lease (namely 4 spaces per thousand square feet contained in the Premises Square Footage) or access ways serving the Buildings.

SECTION 4

Annual Rent

Section 4.1. The Annual Rent. (a) Tenant shall pay all Annual Fixed Rent and Additional Rent to Landlord at the Address of Landlord or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct in equal installments equal to 1/12th of the Annual Fixed Rent and Additional Rent from time to time payable hereunder in advance on the first day of each calendar month included in the Term of this Lease, and for any portion of a calendar month at the beginning or end of the Term of this Lease, at that rate payable in advance for such portion. Tenant shall pay an administrative fee equal to five (5%) percent of the amount of any Annual Fixed Rent or Additional Rent payment or other charge which is not paid within five (5) days after the due date thereof. Notwithstanding the foregoing sentence to the contrary, the five (5) day grace period shall only apply to the first two (2) late payments in any calendar year. Upon the occurrence of the third late payment in any calendar year and thereafter at any time during the Term of this Lease when Annual Fixed Rent, Additional Rent or other charges are not paid when due, the 5% administrative fee shall be payable without the benefit of the five (5) day grace period.

(b) It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent and all other sums payable by Tenant to or on behalf of Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or suspended pursuant to an express provision of this Lease.

SECTION 5

Operating Cost Escalation

Section 5.1. Operating Cost Escalation. Tenant shall pay to Landlord, as Additional Rent, Operating Cost Escalation (as defined below) on or before the 30th day following receipt by Tenant of Landlord’s Operating Cost Statement (as defined below). After the end of each calendar year during the term and after Lease termination, Landlord shall render a statement (“Landlord’s Operating Cost Statement”) in reasonable detail and according to usual accounting practices, certified by Landlord, and showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Costs (as defined below), Landlord’s Operating Costs shall include, without limitation, premiums for insurance covered by Landlord with respect to the Property; compensation and all fringe benefits, worker’s compensation, insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in the managing, operating, maintaining or cleaning of the Property (if such persons are engaged with respect to more than one property, such costs shall be appropriately allocated among the Property and such other properties); water and sewer use charges for the Property; all utility charges not billed directly to tenants by Landlord or the utility; payments to contractors and management companies under service or management contracts (or other costs incurred directly by Landlord or its agents) for operating, managing, cleaning, maintaining and repairing the Property, including, without limitation, management fees, Building cleaning, window cleaning, pest extermination, trash removal, landscaping, snow removal and repair and maintenance to elevators, the HVAC, electric and plumbing systems and parking areas (which payments may be to affiliates of Landlord, provided the same are at reasonable rates), and all other reasonable and necessary expenses paid in connection with the cleaning, operating, managing, maintaining, replacing or repairing of the Building or any portion or component thereof and/or any portion of the Property including, without limitation, the operation or maintenance of a cafeteria/food service operation in the Building; it being agreed that if Landlord shall install a new or replacement capital item, the annual amortization (determined by Landlord) of the cost thereof, with interest thereon at an annual rate equal to two (2%) percent above the base rate (prime rate) of Bank of America, N.A. (or any other Bank having offices in Boston, Massachusetts chosen by Landlord) from time to time, shall be included in Landlord’s Operating Costs. Without limiting the generality of the foregoing, it is expressly understood and agreed that all costs and expenses allocated to the Property under the Park Covenants, as the same may be amended, restated, modified, changed, supplemented or substituted from time to time shall not be included in Operating Costs but shall be payable as provided in Section 5.3 hereof. If, during the Term of this Lease, Landlord shall incur capital expenses in connection with repairs or replacement of the roof, foundation or structure of the Building, there shall be included in Landlord’s Operating Costs for that and in each succeeding calendar year, the amount of the annual amortization (determined by Landlord) of the cost thereof, with interest thereon, at an annual rate equal to two (2%) percent above the base rate (prime rate) of the Bank of America, N.A. (or any other bank having offices in Boston, Massachusetts chosen by Landlord) from time to time in effect at the time of making such capital repairs or replacements (less insurance proceeds or other proceeds, if any, collected by Landlord by reason of damage to, or destruction of, any capital items so repaired). In replacing a capital item, Landlord shall replace such capital item with a capital item of substantially similar quality and utility to that being replaced so long as such a replacement is deemed appropriate and prudent in light of ownership and management practices then being employed in other first class office buildings. Landlord’s Operating Costs shall not include any cost or expense covered by a warranty to the extent of the coverage afforded by said warranty and Landlord shall use good faith efforts to realize coverage under applicable warranties.

In determining Landlord’s Operating Costs, if less than 95% of the Building shall have been occupied by tenants and fully used by them, at any time during the year, Landlord’s Operating Costs shall be extrapolated to an amount equal to the like operating expenses that would normally be expected to be incurred had such occupancy been 95% and had such full utilization been made during the entire period.

“Operating Cost Escalation” shall be equal to Tenant’s Proportionate Share of the excess, if any, of:

(a) Landlord’s Operating Costs for each calendar year as indicated by Landlord’s Operating Cost Statement; over

(b) The Annual Base Operating Costs.

Notwithstanding the above calculation, in no event shall Operating Cost Escalation be less than zero.

Tenant acknowledges that Landlord’s formula for sharing of Landlord’s Operating Costs stated in this Lease is based on the assumption that Landlord will be providing substantially similar services to all tenants in the Property from year to year. If this assumption is not, in fact, correct, that is, if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Landlord’s Operating Costs) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Costs shall be deemed, for purposes of this paragraph, to be increased by an amount equal to the additional Operating Costs which would reasonably have been incurred during such period by Landlord if it had, at its own expense, furnished such work or service to such tenant.

Operating Cost Escalations shall be apportioned for any calendar year in which the Term of this Lease commences or ends. Notwithstanding any other provision of this Section 5.1, if the term expires or is terminated as of a date other than the last day of a calendar year, then for such fraction of a calendar year at the end of the term, Tenant’s last payment to Landlord under this Section 5.1 shall be made on the basis of Landlord’s best estimate of the items otherwise includable in Landlord’s Operating Cost Statement and shall be made on or before the later of (a) thirty (30) days after Landlord delivers such estimate to Tenant, or (b) the last day of the term, with an appropriate payment or refund to be made within thirty (30) days submission of Landlord’s Operating Cost Statement.

Section 5.2. Estimated Operating Cost Escalation Payments. If, with respect to any calendar year or fraction thereof during the Term of this Lease, Landlord reasonably estimates that Tenant shall be obligated to pay Operating Cost Escalation, then Tenant shall pay, as Additional Rent, on the first day of each month of such calendar year and each ensuing calendar year thereafter, estimated monthly escalation payments equal to 1/12th of the estimated Operating Cost Escalation for the respective calendar year, with an appropriate additional payment or refund to be made within 30 days after Landlord’s Operating Cost Statement is delivered to Tenant. Landlord may adjust such estimated monthly escalation payment from time to time (but not more than three times in any calendar year) and at any time during a calendar year, and Tenant shall pay, as Additional Rent, on the first day of each month following receipt of Landlord’s notice thereof (which notice shall be accompanied by appropriate documentation supporting such adjustment), the adjusted estimated monthly escalation payment.

Section 5.3. Park Expenses. As used herein, the term “Park Expenses” shall mean any and all costs or expenses allocated and assessed to the Property under the Park Covenants (as amended from time to time) for each calendar year or portion thereof falling within the Term of this Lease. As Additional Rent under this Lease, Tenant shall pay Landlord Tenant’s Proportionate Share of Park Expenses for each calendar year or portion thereof falling within the Term of this Lease (appropriately pro rated and adjusted for any partial calendar year). Such payments shall be made within 30 days after written demand by Landlord. In addition, Landlord shall be entitled to collect monthly estimated payments of Tenant’s Proportionate Share of Park Expenses in advance in the same manner as Landlord bills Tenant for monthly estimated payments of the Operating Cost Escalation pursuant to Section 5.2 with an annual reconciliation at the end of each calendar year. Landlord shall have the same rights and remedies against Tenant for failure to timely pay amounts payable by Tenant pursuant to this Section 5.3 as Landlord has against Tenant for failure to pay Annual Fixed Rent when due.

Section 5.4. Audit Right. Provided that Tenant shall have first paid all amounts due and payable by Tenant pursuant to this Section 5 and upon the written request of Tenant (but not more than once with respect to any calendar year), Tenant shall be permitted to inspect Landlord’s books and records pertaining to Operating Costs applicable to the Property for such calendar year. Such inspection shall take place at a mutually agreeable time at the location where such books and records are kept by the Landlord (or the Manager) in the ordinary course. Tenant shall keep the results of any such inspection strictly confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (C) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Tenant may not conduct an inspection or have an audit performed more than once during or with respect to any calendar year. Provided Landlord’s accounting for Operating Costs is consistent with the terms of this Lease, Landlord’s good faith judgment regarding the proper interpretation of this Lease and the proper accounting for Operating Costs shall be binding on Tenant in connection with any such audit or inspection. Failure of Tenant to provide Landlord with a written request to review such books and records within 90 days after receipt of a final statement pursuant to this Section 5 with respect to each respective calendar year shall be deemed a waiver of Tenant’s rights hereunder with respect to such calendar year.

SECTION 6

Real Estate Tax Escalation

Section 6.1. Real Estate Tax Escalation. Tenant shall pay to Landlord, as Additional Rent, Real Estate Tax Escalation (as defined below) on or before the thirtieth (30th) day following billing therefor by Landlord.

As used herein, the term “Real Estate Taxes” shall mean all taxes, assessments (special, betterment or otherwise), levies, fees, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are allocable to the term hereof and imposed or levied upon or assessed against the Property or any rent or other sums payable by any tenants or occupants thereof. Nothing herein shall, however, require Tenant to pay any income taxes, excess profits taxes, excise taxes, franchise taxes, estate, succession, inheritance or transfer taxes, provided, however, that if at any time during the term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Property or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based (“Substitute Taxes”), shall be included as real estate taxes hereunder, provided, however, that Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Property were the only property of Landlord. The term “real estate taxes” shall also mean all real estate taxes and assessments (or any substitute therefor) which are allocated to the Property under the Park Covenants.

“Real Estate Tax Escalation” shall be equal to Tenant’s Proportionate Share of the excess, if any, of:

(a) Real Estate Taxes for the applicable tax fiscal year occurring during the term; over

(b) the Annual Base Real Estate Taxes.

Notwithstanding the above calculation, in no event shall Real Estate Tax Escalation be less than zero.

Notwithstanding any other provision of this Section 6.1, if the Term of this Lease expires or is terminated as of a date other than the last date of a tax fiscal year, then for such fraction of a tax fiscal year at the end of the term, Tenant’s last payment to Landlord under this Section 6.1 shall be made to reflect that only a portion of such tax fiscal year falls within the term of this Lease and shall be made within ten (10) days after Landlord bills Tenant therefor.

Notwithstanding any other provision of this Section 6.1, if any increase in Real Estate Taxes, or in Landlord’s personal property taxes with respect to the Property, is directly attributable to lab improvements within the Premises (or improvements located in the PPM Space related to the Shared Utility Systems (as such term is hereinafter defined) to the extent of Tenant’s ownership thereof, if any), then the entire amount of such increase shall be payable as Additional Rent hereunder within ten (10) days after Landlord bills Tenant therefor.

Section 6.2. Estimated Real Estate Escalation Payments. If, with respect to any tax fiscal year or fraction thereof during the term, Landlord reasonably estimates that Tenant shall be obligated to pay Real Estate Tax Escalation, Tenant shall pay, as Additional Rent, on the first day of each month of such tax fiscal year and each ensuing tax fiscal year thereafter, estimated monthly escalation payments equal to 1/12th of the estimated Real Estate Tax Escalation for the respective tax fiscal year, with an appropriate additional payment or refund to be made within 30 days after Landlord’s delivery of the tax bills for such period to Tenant. Landlord may adjust such estimated monthly escalation payment from time to time and at any time (but not more than three (3) times) during a tax fiscal year, and Tenant shall pay, as Additional Rent, on the first day of each month following receipt of Landlord’s notice thereof, the adjusted estimated monthly escalation payment.

SECTION 7

Insurance

Section 7.1. Tenant’s Insurance. Tenant shall, at Tenant’s sole cost and expense, maintain throughout the term the following insurance:

(a) Commercial general liability insurance for any injury to person or property occurring on the Property, naming as insureds Tenant, Landlord and such persons, including, without limitation, Landlord’s managing agent, as Landlord shall designate from time to time, in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1, and, from time to time during the term, shall be for such higher limits as are reasonably required by Landlord (such policies may be written on a blanket basis covering more than one location provided that the applicable coverages shall be in place with respect to this location); and

(b) Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working at the Premises; and

(c) Tenant acknowledges and agrees that if Landlord is required to obtain any special environmental insurance as a result of Tenant’s particular and unique use and occupancy of the Property (meaning a use which is different from mere general and administrative offices), then Tenant shall pay for any insurance premiums related thereto.

Section 7.2. Requirements Applicable to Insurance Policies. All policies for insurance required under the provisions of Section 7.1 shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval. Tenant agrees to furnish Landlord with insurance company certificates of all such insurance and copies of the policies therefor prior to the beginning of the term hereof and of each renewal policy at least thirty (30) days prior to the expiration of the policy it renews. Each such policy shall be noncancellable with respect to the interest of Landlord and such mortgagees without at least thirty (30) days’ prior written notice thereto.

Section 7.3. Waiver of Subrogation. All insurance which is carried by either party with respect to the Property or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insureds or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the Commonwealth of Massachusetts (even though extra premium may result therefrom) and without voiding the insurance coverage in force between the insurer and the insured party. On reasonable request, each party shall be entitled to have duplicates or certificates of policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions.

Section 7.4. Landlord’s Insurance. Landlord shall maintain and keep in effect throughout the Term of this Lease (a) insurance against loss or damage to the Building by fire or other casualty as may be included within either fire and extended coverage insurance or “all-risk” insurance in an amount equal to the full replacement cost of the Building (exclusive of foundations) and (b) comprehensive general liability insurance in amounts determined by Landlord in its sole and absolute discretion. Such coverage may be effected directly and/or through the use of blanket insurance coverage covering more than one location and may contain such deductibles as Landlord may, in its sole and absolute discretion, elect.

SECTION 8

Landlord’s Covenants

Section 8.1. Quiet Enjoyment. Tenant, on paying the Annual Fixed and Additional Rent and performing its obligations hereunder, shall peacefully and quietly have, hold and enjoy the Premises throughout the term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to all the terms and provisions hereof.

Section 8.2. Maintenance and Repair. Subject to the provisions of Section 8.4 and Section 10, Landlord shall maintain the roof, structural supports, foundation and exterior of the Building and all standard plumbing, electrical, mechanical, heating, ventilating and air conditioning systems installed by Landlord (but excluding all special systems installed by Tenant or by Landlord at Tenant’s request or which serve the Premises exclusively, including, without limitation, the Shared Utility Systems and the Dedicated Systems) in good condition and shall maintain and clean the common areas of the Building and the Lot in a condition similar to other first-class office Buildings in the Metro West Real Estate Market Area, the cost of which shall be included in Landlord’s Operating Costs. Except as otherwise expressly provided in this Lease, Tenant shall not be required to make repairs or alterations with respect to the common areas and facilities of the Building. To the extent required by final non-appealable orders or judgments of governmental authorities, code enforcement officers or courts of competent jurisdiction, Landlord shall make repairs and alterations in the common areas and facilities of the Property necessary to bring the same into compliance with applicable laws, codes, ordinances, statutes and by-laws including, without limitation, the ADA. The cost of such compliance shall be included in Landlord’s Operating Costs under this Lease.

Section 8.3. Utilities; HVAC; Cleaning—4th Floor Space.

(a) Electricity; Utilities. Electricity to the 4th Floor Space shall be separately metered and all utility charges for lights, plugs and so-called heat pumps serving the 4th Floor Space shall be billed directly to, and paid by, Tenant. If in Landlord’s judgment, Tenant’s use of electricity in excess of normal office usage shall result in an additional burden on the Building’s utility systems or additional cost on account thereof, as the case may be, Tenant shall upon demand reimburse Landlord for all additional costs related thereto. Landlord, at Tenant’s expense, shall replace and install all ballasts, lamps and bulbs (including, but not limited to, incandescent and fluorescent) used in the 4th Floor Space. All such replacements shall be of a type, color and size as shall be designated by Landlord. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electricity to the 4th Floor Space is changed or is no longer available or suitable for Tenant’s requirements.

Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, electricity, fire protection and other utilities used or consumed in the 4th Floor Space by Tenant or any party claiming by, through or under Tenant, whether called charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. It is understood and agreed that Tenant shall make its own arrangements for obtaining service from such utilities and that Landlord shall not be liable for any interruption or failure in the supply of any such utilities to the 4th Floor Space. If Tenant is not charged directly by the respective utility for any of such utilities or services, Tenant shall from time to time, within ten (10) days of Landlord’s invoice therefor, pay to Landlord such charges and services from the utility company.

(b) HVAC. Landlord shall, on Business Days and generally during Business Hours furnish heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the 4th Floor Space under normal business operation at an occupancy of not more than one (1) person per 150 square feet of usable floor area. If Tenant shall require air-conditioning, heating or ventilation outside the hours and days above specified (“Special Service”), Landlord shall furnish such Special Service and Tenant shall pay to Landlord therefor such charges as may from time to time be in effect. In the event Tenant introduces into the 4th Floor Space personnel or equipment which overloads the capacity of the Building system or in any other way interferes with the system’s ability to perform adequately its proper functions, or which affects the temperature otherwise maintained by the air-conditioning system, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, at Tenant’s expense. The premises will contain a thermostat which will allow Tenant to call for HVAC Service. The cost of providing HVAC Service (except Special Service or Supplementary HVAC Systems installed exclusively for Tenant’s benefit which shall be paid for solely by Tenant, including, without limitation the “Special HVAC Systems” as that term is hereinafter defined), shall be included in Landlord’s Operating Costs.

(c) Cleaning. Landlord shall provide nightly cleaning services for the 4th Floor Space in accordance with Exhibit D.

Section 8.4. Utilities; HVAC; Cleaning—2nd Floor Space and 3rd Floor Space .

(a) Antigenics Lease; PPM Lease. The 2nd Floor Space and 3rd Floor Space are a portion of the premises leased as of the date hereof pursuant to that certain Lease (the “Antigenics Lease”) between Landlord and Aquila Biopharmaceuticals, Inc. (now, by merger, Antigenics, Inc. (“Antigenics”)) located on the 1st Floor, 2nd Floor and 3rd Floor of the Building and containing approximately 41,020 rentable square feet of space (the “Antigenics Space”).

Antigenics subleased the 2nd Floor Space and the 3rd Floor Space to Tenant in July 2002 (the “Antigentics/GTC Sublease”). Antigenics subleased the balance of the Antigenics Space, containing approximately 21,132 rentable square feet of space, on the 1st Floor and 2nd Floor of the Building (the “PPM Space”) to PP Manufacturing Corporation (“PPM”) in March 2004 (the “Antigencies/PPM Sublease”, and together with the Antigenics/GTC Sublease, hereinafter collectively, the “Subleases”). The Antigenics Lease expires on September 30, 2010. Approximately concurrently herewith, Landlord is entering into a direct lease with PPM for the PPM Space commencing on or about the Term Commencement Date (the “PPM Lease”).

(b) Shared Utility Systems. The Antigenics Space, and all of the Shared Utility Systems (as that term is hereinafter defined) and Dedicated Systems (as that term is hereinafter defined) are separately metered for electricity, water, sewer, fire protection, gas and other utilities consumed in the Antigenics Space (collectively, the “Antigenics Space Utilities”). The Antigenics Space Utilities are billed directly to Antigenics and divided between Tenant and PPM in accordance with agreements between Tenant and PPM. The Antigenics Space is also separately served by (i) certain special utility systems located in the PPM Space on the 1st Floor of the Building and at grade outside the Building, including, without limitation, the waste product storage vault therein, and elsewhere in the Antigenics Space serving both Tenant and PPM (collectively, the “Special Utilities Systems”), and (ii) certain HVAC equipment located on the roof of the Building and at grade outside the Building (the “Special HVAC Systems”, and together with the Special Utility Systems, hereinafter collectively the “Shared Utility Systems”), all as more particularly described in the Services and Access Agreement. Pursuant to the terms of agreements between Tenant and PPM, the maintenance, repair and replacement of the Shared Utility Systems are being handled by PPM, and all charges in connection therewith are now being shared by PPM and Tenant.

The Antigenics Space is also served by certain systems which are solely dedicated to each of the PPM Space and the 2nd Floor Space and the 3rd Floor Space (each a “Dedicated System” and collectively, the “Dedicated Systems”). The existing agreements between Tenant and PPM now require each of Tenant and PPM to pay all costs in connection with the Dedicated System affecting its premises.

(c) Services and Access Agreement. In order to provide for (i) the sharing of all costs (the “PPM/GTC Shared Utility Costs”) of (A) the Antigenics Space Utilities, and (B) the maintenance, repair and replacement of the Shared Utility Systems, (ii) the payment by each of Tenant and PPM of all costs in connection with its respective Dedicated Systems, and (C) agreement between Tenant and PPM to provide for access to the Central Corridor Area for Tenant, and access to the Third Floor Equipment Room for PPM, Tenant and PPM have entered into that certain “Services and Access Agreement” dated September             , 2010, a copy of which is attached hereto as Exhibit K (the “Services and Access Agreement”). Tenant agrees that it shall not terminate or amend the Services and Access Agreement without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Landlord shall respond to any joint written request by PPM and Tenant in connection with any such amendment within ten (10) days after receipt of such request, including a copy of the proposed amendment and all other documents and information in connection therewith reasonably and promptly requested by Landlord. Landlord’s failure to respond to any such request within said ten (10) day period shall be deemed a rejection by Landlord of any such request.

During the Term of this Lease and for so long as the PPM Lease shall be in full force and effect, or PPM shall otherwise have any rights with respect to the PPM Space, Tenant shall (a) comply with and perform all of the terms and conditions of the Services and Access Agreement, including payment of Tenant’s share of all PPM/GTC Shared Utility Costs as the same from time to time become due thereunder, and (b) enforce the obligations of PPM under the Services and Access Agreement, to the end that the Antigenics Space Utilities and Shared Systems Utilities shall be maintain in good order, condition and repair and in at least as good order, condition and repair as they are in on the Term Commencement Date or may be put in during the term, reasonable use and wear and damage caused by Landlord or Landlord’s agents, servants or employees only excepted. It is understood and agreed that PPM and Tenant shall make their own arrangements for obtaining service for all Antigenics Space Utilities, as well as the provision of all service delivered by the Shared Utility Systems and Dedicated Systems to the Antigenics Space and PPM Space, and that Landlord shall not be (i) obligated to deliver any utility whatsoever to Tenant serving the 2nd Floor Space or the 3rd Floor Space, (ii) obligated to further meter, submeter or check meter the 2nd Floor Space or 3rd Floor Space with respect to any utility serving same, (iii) obligated to maintain, repair or replace any portion of the Shared Utility Systems or Dedicated Systems whatsoever, except such portion thereof as shall constitute common utility systems of the Building, if any, or (iv) liable for any interruption or failure in the supply of any utility whatsoever serving the 2nd Floor Space or the 3rd Floor Space, including, without limitation, pursuant to the Antigenics Space Utilities, the Shared Utility Systems or the Dedicated Systems.

Tenant expressly recognizes that Landlord has or will reserve the right in the PPM Lease to enter the PPM Space in order to inspect and/or repair any of the Shared Utility Systems (without in any way obligating Landlord to do so) if PPM shall fail to fulfill its obligations from time to time under the Services and Access Agreement, and Tenant agrees to reimburse Landlord for Tenant’s share (as set forth in the Services and Access Agreement) of the reasonable costs associated therewith promptly upon presentation of reasonable evidence of same to Tenant. Further, if Tenant shall fail to make any payment due from time to time under the Services and Access Agreement and Landlord shall make such payment to any party (including, without limitation, PPM) on Tenant’s behalf, or Landlord shall enter into an agreement with PPM substantially similar to the Services and Access Agreement as a result of the termination of the Services and Access Agreement prior to the expiration of the Term hereunder, and as a result thereof, Landlord shall make any payments thereunder, Tenant agrees to promptly reimburse Landlord for all such payments upon delivery of an invoice therefore accompanied by reasonable evidence of such payments made and the purposes thereof, and such reimbursements shall be deemed Additional Rent hereunder.

Notwithstanding the foregoing, if in Landlord’s judgment, Tenant’s use of electricity in the 2nd Floor Space or 3rd Floor Space in excess of normal office usage shall result in an additional burden on the Building’s utility systems or additional cost on account thereof, as the case may be, Tenant shall upon demand reimburse Landlord for all additional costs related thereto. Landlord, at Tenant’s expense, shall replace and install all ballasts, lamps and bulbs

(including, but not limited to, incandescent and fluorescent) used in the 2ND Floor Space and 3rd Floor Space. All such replacements shall be of a type, color and size as shall be designated by Landlord. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electricity to the 2nd Floor Space or the 3rd Floor Space is changed or is no longer available or suitable for Tenant’s requirements.

In no event shall Tenant be double charged for utilities in the Premises pursuant to the terms of this Section 8.3 and Section 8.4.

If at any time Tenant shall take any action within the PPM Space, whether in connection with the Antigenics Space Utilities, the Shared Utility Systems, or any agreements set forth in the Services and Access Agreement, then Tenant’s obligations under this Lease (other than with respect to the payment of Rent) shall be applicable thereto, including, without limitation, any of Tenant’s indemnities of Landlord hereunder, agreements with respect to alterations, compliance with law, etc., notwithstanding the fact that the same is occurring within the PPM Space rather than the Premises, and in the same manner as if the PPM Space were a portion of the Premises hereunder.

(d) Cleaning. During the Term of this Lease, Landlord shall have no obligation whatsoever to provide cleaning services to the 2nd Floor Space or the 3rd Floor Space.

(e) Expiration or Termination of PPM Lease. In the event that, during the Term of this Lease, the PPM Lease shall expire by its terms, or earlier terminate for any reason, and the Services and Access Agreement shall terminate or no longer be in full force and effect, then, Landlord and Tenant agree, acting reasonably and in good faith, and together with any successor tenant(s) of all or any portion of the PPM Space if necessary from time to time, to enter into such agreements as may be necessary in order that the Premises shall continue to be served by the Antigenics Space Utilities, the Shared Utility Systems, and the Dedicated Systems, as applicable, upon substantially the same terms as contained in the Services and Access Agreement, with due consideration given to any change in consumption or utilization of the Antigenics Space Utilities, the Shared Utility Systems and the Dedicated Systems by Tenant, Landlord, or such successor(s). The parties shall cooperate reasonably to establish the allocation of costs with respect to the foregoing between the parties. All the same terms and conditions with respect to the Services and Access Agreement set forth in Paragraph 5 hereof, including, without implied limitation, with respect to any amendment thereof, Tenant’s compliance therewith and limitation of Landlord’s liability with respect thereto, shall be applicable to any such successor Services and Access Agreement.

Landlord reserves the right to (a) separately meter the 2nd Floor Space and the 3rd Floor Space, or either of them, with respect to some or all of the Antigenics Space Utilities, and (b) amend the Building infrastructure from time to time to completely separate any or all of the Shared Utility Systems such that the Premises and the PPM Space shall be separately served by the separated systems, all at Landlord’s sole cost and expense, and thereafter, in any such case, the terms of Section 8.3 shall apply to such separately metered utilities, as applicable. The parties, acting reasonably and good faith, shall promptly execute an amendment to this Lease to reflect any changes applicable to the foregoing.

(f) Annual Fixed Rent Reduction. The parties acknowledge that the Annual Fixed Rent set forth in Section 1.1 hereof with respect to the 2nd Floor Office Space and the 3rd Floor Office Space has been reduced by $3.55 per rentable square foot in light of the fact that Landlord is delivering no cleaning services or utilities to that space during the Term of this Lease.

(g) Repair, Maintenance, Replacement of Special HVAC Systems Serving the Premises. Notwithstanding anything contained in this Lease to the contrary, during the Term of this Lease, Tenant shall be solely responsible for the repair, maintenance and replacement of those dedicated Special HVAC Systems serving the 2nd Floor Space and the 3rd Floor Space, or either of them.

Section 8.5. Interruptions. Landlord shall not be liable to Tenant for any compensation or reduction of Annual Fixed Rent or Additional Rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord’s entering the Premises for any of the purposes authorized by this Lease or for repairing the Premises or any portion of the Building or Lot. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other obligation to be performed on Landlord’s part, by reason of any cause, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any abatement or reduction of Annual Fixed Rent or Additional Rent by reason thereof, nor shall the same give rise to any claim by Tenant that such failure constitutes actual or constructive, total or partial, eviction from the Premises. Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof. Landlord also reserves the right to institute such policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy or energy services or as may be necessary or required to comply with applicable codes, rules, regulations or standards. In so doing, Landlord shall make reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof. To the extent within its reasonable control, Landlord shall use good faith efforts to promptly restore any service or utility suspended , curtailed or interrupted by Landlord or Landlord’s agents, servants or employees.

Section 8.6. Building Standard Signage. Landlord has, at Landlord’s sole cost and expense, provided Tenant with Building Standard Signage on the Lobby Directory and at the entrance of the 4th Floor Space. Tenant shall be solely responsible for, at its sole cost and expense, any an all signage at the entrance of the 2nd Floor Space and the 3rd Floor Space, the current such signage having been approved by Landlord.

SECTION 9

Tenant’s Covenants

Section 9.1. Use. Tenant shall use the Office Space only for the Permitted Uses for the Office Space, shall use the Laboratory Space only for the Permitted Uses for the Laboratory Space, and shall from time to time procure all licenses and permits necessary in connection with any such Permitted Uses at Tenant’s sole expense.

Section 9.2. Repair and Maintenance. Except as otherwise provided in Sections 8 and 10, Tenant shall keep the Premises, including all plumbing, electrical, heating, air conditioning and other systems therein, including, without limitation, the Yield Up Equipment, and (through the performance of Tenant’s obligations under, and enforcement of PPM’s obligations under, the Services and Access Agreement) the Antigenics Space Utilities, Shared Utility Systems whether or not located in the Premises, and the Dedicated Systems located in the Premises, in good order, condition and repair and in at least as good order, condition and repair as they are in on the Term Commencement Date or may be put in during the term, reasonable use and wear and damage caused by Landlord or Landlord’s agents, servants or employees only excepted. Tenant shall make all repairs and replacements and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. Tenant shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises.

Section 9.3. Compliance with Law and Insurance Requirements. Tenant shall make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority arising from Tenant’s use of the Premises and shall keep the Premises equipped with all safety appliances so required. Tenant shall not dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises, or generate, store or dispose of hazardous substances in or on the Premises or dispose of hazardous substances from the Premises to any other location without the prior written consent of Landlord and then only in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq., the Massachusetts Hazardous Waste Management Act, M.G.L. c.21C, as amended, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c.21E, as amended, and all other applicable codes, regulations, ordinances and laws (the “Environmental Laws”). Tenant shall notify Landlord of any incident which would require the filing of a notice under Chapter 232 of the Acts of 1982 and shall comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises. “Hazardous substances” as used in this Section shall mean “hazardous substances” as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 and regulations adopted pursuant to said Act.

Landlord may, if it so elects, make any of the repairs, alterations, additions or replacements referred to in this Section which affect the Building structure or the Building systems, and Tenant shall reimburse Landlord for the reasonable cost thereof within 30 days after written demand.

Tenant will provide Landlord, from time to time upon Landlord’s request, with all records and information regarding any hazardous substance maintained on the Premises or within the PPM Space by Tenant, as applicable.

Landlord shall have the right to make such inspections as Landlord shall reasonably elect from time to time to determine if Tenant is complying with this Section and if any of such inspections reveals contamination by hazardous substances of the Building, the Lot or the Premises as a result of Tenant’s operations or actions or the actions of Tenant’s agents, contractors or employees, Tenant shall reimburse Landlord for the cost of performing (or contracting for) such inspections.

Tenant shall comply promptly with the recommendations of any insurer, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Premises, by reason of Tenant’s use thereof. In no event shall any activity be conducted by Tenant on the Premises or within the PPM Space which may give rise to any cancellation of any insurance policy or make any insurance unobtainable.

During its use and occupancy of the Office Space, (but not Laboratory Space) Tenant will not permit hazardous substances to be brought on or about the Premises except for normal quantities of cleaning and other business supplies customarily used and stored in an office (“Normal Materials”) and will comply with all Environmental Laws relating to the use, storage or disposal of any such hazardous substances. Tenant may also store and use in the Laboratory Space, and such portions of the PPM Space as PPM may agree to and which Tenant shall identify from time to time for Landlord, the hazardous substances listed on the Hazardous Materials Disclosure Certificate (the “Disclosure Certificate”) attached hereto as Exhibit I and customarily used for research and development uses in the quantities reflected therein provided that Tenant shall handle, store, use and dispose of any such hazardous substances in a safe manner, in compliance with all Environmental Laws (including, without limitation, obtaining, at Tenant’s sole cost and expense, any required licenses or permits required by the local fire ordinances, or any other applicable Laws and filing any necessary hazardous materials plan), and shall not allow such hazardous substances to contaminate the Premises, the PPM Space, the Building, Project or the environment.

Tenant represents and warrants to Landlord that the information on the Disclosure Certificate is true and correct and accurately describes the hazardous substances which will be used or stored on or about the Laboratory Space and PPM Space by Tenant or Tenant’s Agents other than normal quantities of cleaning and other business supplies customarily used and stored in an office. Tenant shall, on each anniversary of the Term Commencement Date and at such other times as Tenant desires to use or store on or about the Premises or any portion of the PPM Space new or additional hazardous substances other than Normal Materials which were not listed on the Disclosure Certificate, complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an “Updated Disclosure Certificate”) describing Tenant’s then current and proposed future uses of hazardous substances on or about the Laboratory Space or PPM Space, which Updated Disclosure Certificates shall be in the same format as Exhibit I or in such updated format as Landlord may reasonably require from time to time. Tenant shall deliver an

Updated Disclosure Certificate to Landlord not less than thirty (30) days prior to the date Tenant intends to commence the use or storage of new or additional hazardous substances on or about the Premises or the PPM Space, and Landlord shall have the right to approve or disapprove such new or additional hazardous substances in its reasonable discretion. Tenant shall make no use of hazardous substances on or about the Premises or the PPM Space except as described in the Disclosure Certificate or as otherwise approved by Landlord in writing in accordance with this Section 9.3.

Section 9.4. Tenant’s Work. Tenant shall not make any installations, alterations, additions or improvements in or to the Premises, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord. Landlord will not unreasonably withhold or delay its consent to non-structural, non-mechanical and non-electrical alterations or improvements to the Premises. Any such work so consented to by Landlord shall be performed only in accordance with plans and specifications therefor reasonably approved by Landlord. Tenant shall procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. If requested by Landlord, Tenant shall furnish to Landlord prior to the commencement of any such work a bond or other security acceptable to Landlord assuring that any work by Tenant will be completed in accordance with the approved plans and specifications. Tenant shall keep the Premises at all times free of liens for labor and materials. Tenant shall employ for such work only contractors approved by Landlord and shall require all contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and comprehensive general liability insurance covering such contractors, and naming Landlord and Tenant as additional insureds, on or about the Premises in amounts at least equal to the limits set forth in Section 1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work. Landlord may inspect the work of Tenant at reasonable times and give notice of observed defects. For the avoidance of doubt Landlord understands that GTC anticipates establishing a laboratory facility in the Laboratory Space which may include, but not be limited to the use of very small quantities of radioactive material under all applicable laws, including, without limitation, all applicable Environmental Laws (e.g. obtaining a Radiation Use Certificate) and in consideration of the issues set forth in Exhibit I of this Agreement.

Section 9.5. Indemnity. Tenant shall defend, with counsel reasonably approved by Landlord, all actions against Landlord, any member, partner, trustee, stockholder, officer, director, employee, investment advisor, or beneficiary of Landlord, holders of mortgages secured by the Building and any other party having an interest in the Premises (“Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (a) injury to or death of any person, or damage to or loss of property, occurring in the Premises unless caused by the negligence or willful misconduct of Landlord or its servants or agents, (b) injury to or death of any person, or damage to or loss of property, occurring in the PPM Space caused by the negligence or willful misconduct of Tenant or its servants or agents, (c) violation of this Lease by Tenant, or (d) any wrongful act or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees. The indemnity contained in this Section 9.5 shall survive any expiration or earlier termination of this Lease. Tenant shall not be required to indemnify the Indemnified Parties hereunder for loss or damages to the extent such loss or damage is sustained by the Indemnified Parties due to the negligence of the Indemnified Parties.

Section 9.6. Landlord’s Right to Enter. Tenant shall permit Landlord and its agents to enter into the Premises at reasonable times and upon reasonable notice (except that in emergencies no notice shall be required) to examine the Premises, make such repairs and replacements as Landlord may be permitted to make pursuant to the terms of this Lease, without however, any obligation to do so, and show the Premises to prospective purchasers and lenders, and, during the last year of the term, to show the Premises to prospective tenants and to keep affixed in suitable places notices of availability of the Premises.

Section 9.7. Personal Property at Tenant’s Risk. All furnishings, fixtures, equipment, effects and property of every kind of Tenant and of all persons claiming by, through or under Tenant which may be on the Premises or PPM Space, and all of the Shared Utility Systems and Dedicated Systems, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage shall be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant for any injury, loss, damage or liability not covered by Tenant’s insurance to the extent prohibited by law. Tenant shall insure Tenant’s personal property.

Section 9.8. Yield Up. At the expiration or earlier termination of the Term of this Lease, Tenant shall (i) surrender all keys to the Premises, (ii) remove all of its trade fixtures and personal property, furniture, furniture systems, phone systems, and all telephone and data wiring and cabling in the Premises, (iii) remove such installations, alterations and improvements made by Tenant as Landlord may require at the time Landlord consented to the making or installation thereof, repair all damage caused by such removal and yield up (y) the Premises (including all installations, alterations and improvements made by Tenant which Landlord shall not require Tenant to remove as aforesaid) broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises under this Lease, and (z) the Yield Up Equipment in the same good order and repair in which Tenant is obliged to keep and maintain the Premises and Yield Up Equipment under this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay Landlord as Additional Rent under this Lease the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to Tenant’s performance of its obligations under this Section 9.8 (which obligations shall survive expiration or earlier termination of the Term of this Lease.

Section 9.9. Estoppel Certificate. Upon not less than seven (7) Business Days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying that (a)this Lease is unmodified and in full force and effect and that, except as stated therein, Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail), and (b) such information regarding the Services and Access Agreement as Landlord shall reasonably request. Any such statement delivered pursuant to this Section 9.9 may be relied upon by any prospective purchaser or mortgagee of the Building.

Section 9.10. Landlord’s Expenses Re Consents. Tenant shall reimburse Landlord promptly on demand for all reasonable legal and other out-of-pocket expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

Section 9.11. Rules and Regulations. Tenant shall comply with the Rules and Regulations attached hereto as Exhibit E and such additional reasonable rules and regulations as may be adopted from time to time by Landlord (and of which Tenant shall be given written notice) to provide for the beneficial operation of the Lot and Building.

Section 9.12. Holding Over. Tenant shall vacate the Premises immediately upon the expiration or sooner termination of the Term of this Lease. If Tenant retains possession of the Premises or any part thereof or if property to be removed by Tenant upon expiration or termination of the Term of this Lease shall remain in the Premises after the expiration or termination of the Term of this Lease without Landlord’s express written consent, Tenant shall thereafter be deemed a tenant-at-sufferance and shall pay Landlord Annual Fixed Rent at 150% of the monthly rate applicable during the calendar month in which such expiration or earlier termination shall occur for the time Tenant thus remains in possession and, in addition thereto, Tenant shall pay Landlord for all damages, consequential as well as direct, sustained by reason of Tenant’s retention of possession or failure to remove such property. The provisions of this Section do not exclude Landlord’s rights of re-entry or any other right hereunder, including without limitation, the right to remove Tenant through summary proceedings for holding over beyond the expiration of the term of this Lease.

Section 9.13. Assignment and Subletting.

(a) Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part. Unless Tenant is a publicly traded company registered on a national stock exchange, a transfer or assignment of 51% (computed on a cumulative, aggregate basis) or more of the stock, equity or other indicia of ownership of Tenant shall be deemed to constitute an assignment in breach of this Section 8.1. Provided that Tenant shall first give Landlord written notice of such a transfer together with reasonable documentation establishing the applicable relationship, the foregoing restrictions shall not be applicable to an assignment of this Lease or a subletting of the Premises by Tenant to an entity (an “Affiliate”) which is a subsidiary wholly-owned by Tenant or to a controlling corporation, the stock of which is wholly-owned by the stockholders of Tenant or to a corporation which owns all of, or a controlling interest in, the stock of Tenant. It shall be a condition of the validity of any assignment, whether with the consent of Landlord or to a subsidiary or controlling corporation, that the assignee agree directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting. No assignment or subletting shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor.

(b) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may, whether or not it has consented to any such assignment, subletting or occupancy, at any time and from time to time collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any breach of Section 8.1 (a), or the acceptance of the assignee, subtenant or occupant as a tenant or a release of Tenant from the further performance by Tenant of its obligations hereunder. The consent by Landlord to an assignment or subletting shall in no way be construed to relieve Tenant or any successor from obtaining the express consent in writing of Landlord to any further assignment or subletting nor shall any such consent release, diminish or impair Tenant’s continuing primary liability for performance of this Lease. No assignment or subletting to any party (including, without limitation, any use or occupancy of the Premises by an Affiliate of Tenant) shall affect the Permitted Uses.

(c) In connection with any request by Tenant for consent to assignment or subletting to a person or entity which is not an “Affiliate”, Tenant shall first submit to Landlord in writing: (i) the name of the proposed assignee or subtenant, (ii) such information as to its financial responsibility and standing as Landlord may reasonably require, and (iii) all terms and provisions upon which the proposed assignment or subletting is to be made. Upon receipt from Tenant of such request and information, the Landlord shall have an option (sometimes hereinafter referred to as the “option” or “Take Back Option”) to be exercised in writing within thirty (30) days after its receipt from Tenant of such request and information, if the request is to assign the Lease or to sublet all of the Premises, to cancel or terminate this Lease, or, if the request is to sublet a portion, of the Premises only, to cancel and terminate this Lease with respect to such portion, in each case, as of the date set forth in Landlord’s notice of exercise of such option, which shall be not less than sixty (60) nor more than one hundred twenty (120) days following the giving of such notice; in the event Landlord shall exercise such option, Tenant shall surrender possession of the entire Premises, or the portion which is the subject of the option, as the case may be, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of Premises at the expiration of the Term. If this Lease shall be cancelled as to a portion of the

Premises only, Annual Fixed Rent and Additional Rent shall thereafter be abated proportionately according to the ratio the number of square feet of the portion of the space surrendered bears to the size of the Premises. As Additional Rent, Tenant shall reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting.

If Landlord shall not exercise its option pursuant to the foregoing provisions, Landlord will not unreasonably delay or withhold its consent to the assignment or subletting to the party referred to upon all the terms and provisions set forth in Tenant’s notice to Landlord, provided that the terms and provisions of such assignment or subletting shall specifically make applicable to the assignee or sublessee all of the provisions of this Section 9.13 of the Lease so that Landlord shall have against the assignee or sublessee all rights with respect to any further assignment or subletting which are set forth in Section 9.13 of this Lease as amended hereby except that no such assignee or sublessee shall have any right to further assign or sublet the Premises. In any case where Landlord consents to an assignment of this Lease, Landlord shall be entitled to receive 100% of all amounts received by Tenant in connection with such assignment. Further, in any case where Landlord consents to an assignment or a subletting, Landlord shall be entitled to receive 50% of all Subleasing Overages (as said term is hereinafter defined). As used herein, the term “Subleasing Overages” shall mean, for each period in question, all net amounts received by Tenant in excess of Annual Fixed Rent and Additional Rent reserved under this Lease attributable to the space sublet (including, without limitation, all lump sum payments made in connection therewith) after deducting (i) all leasing commissions payable to third party brokers in connection with such transaction and (ii) tenant improvement costs necessary to prepare the Premises for use by such successor occupant.

Any such assignment or subletting shall nevertheless be subject to all the terms and provisions of this Section 9.13 and no assignment shall be binding upon Landlord or any of Landlord’s mortgagees, unless Tenant shall deliver to Landlord an instrument in recordable form which contains a covenant of assumption by the assignee running to Landlord and all persons claiming by, through or under Landlord. The failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as Tenant hereunder. In addition, Tenant shall furnish to Landlord a conformed copy of any sublease effected under terms of this Section 9.13. In no event shall the Tenant hereunder be released from its liability under this Lease.

Landlord shall not be deemed unreasonable in refusing to approve a sublease wherein the rent is, in the reasonable judgment of Landlord, at rates which are more than 10% below market for the Premises or Building or where such proposed subtenant is a tenant of any building in the Park.

(e) In connection with any assignment or subleasing of all or any portion of the Premises, whether or not the consent of the Landlord is otherwise required hereunder, Tenant shall obtain the prior written consent of Landlord, not to be unreasonably withheld, delayed or conditioned, to the manner in which Tenant ensures the continuing performance of the obligations of Tenant under the Services and Access Agreement, or any successor agreement, as applicable. In those cases where Tenant shall continue to be entirely responsible for the performance of such obligations, no such consent shall be required, but Tenant shall deliver evidence of same to Landlord prior to the completion of any such transaction.

Section 9.14. Overloading and Nuisance. Tenant shall not injure, overload, deface or otherwise harm the Premises, commit any nuisance, permit the emission of any objectionable noise, vibration or odor, make, allow or suffer any waste or make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance.

SECTION 10

Casualty or Taking

Section 10.1. Abatement of Rent. If the Premises or access thereto shall be damaged or denied by fire or casualty or by action of public or other authority in consequence thereof or if as a result of such fire, casualty or action of public or other authority, Landlord is not able to provide Tenant with the number of parking spaces to which Tenant is entitled under this Lease, Annual Fixed Rent and Additional Rent payable by Tenant shall abate proportionately for the period in which, by reason of such damage, there is substantial interference with Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant’s use of all or a portion of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises to the condition in which they were prior to such damage. If the Premises shall be affected by any exercise of the power of eminent domain, Annual Fixed Rent and Additional Rent payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

Section 10.2. Landlord’s Right Of Termination.

(a) If (a) the Premises or the Building are substantially damaged by fire or other casualty or by action of public or other authority in consequence thereof (the term “substantially damaged” meaning damage of such a character that the same cannot, in ordinary course, reasonably be expected to be repaired within sixty (60) days from the time that repair work would commence), or (b) any mortgagee then holding a mortgage on the Property, or on any interest of Landlord therein, should require that insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or (c) a material uninsured fire or other casualty or loss to the Building should occur or (d) if any part of the Building is taken by any exercise of the right of eminent domain or should be sold in lieu thereof or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice of Landlord’s election so to do within ninety (90) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

(b) In the event Landlord’s mortgagee shall advise Landlord that such Mortgagee will not allow insurance proceeds to be used for restoration and in the event that Landlord is unwilling to provide any additional funds necessary to effect a complete restoration of the Premises, then Landlord shall give Tenant notice of the same and Tenant shall have the right to terminate this Lease within five (5) days after the date of such notice, such termination to be effective upon the giving of such notice as if the date of such notice were the date of expiration of the Term of this Lease.

Section 10.3. Restoration. If this Lease shall not be terminated pursuant to Section 10.2, Landlord shall thereafter use due diligence to restore the Premises to substantially the same condition the Premises were in prior to the damage (exclusive of (a) alterations or improvements made by or on behalf of the Tenant, including, without limitation, all Shared Utility Systems and Dedicated Systems, and (b) fixtures or property removable by Tenant upon expiration or earlier termination of the Term of this Lease, all of which shall be the responsibility of Tenant), provided that Landlord’s obligation shall be limited to the amount of insurance proceeds or condemnation awards made available to Landlord therefor. If, for any reason, such restoration shall not be substantially completed within six months after the expiration of the ninety (90) day period referred to in Section 10.2 (which six-month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause described in Section 13.5 or beyond Landlord’s reasonable control), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended). Upon the giving of such notice, this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within such thirty (30) day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure to complete such restoration.

Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage from fire or other casualty or the repair thereof. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s improvements, alterations, furniture or furnishings or on any fixtures or equipment removable or to be removed by Tenant under the provisions of this Lease, and that Landlord shall not be obligated to repair any damage thereto or replace the same. If Tenant desires any other or additional repairs for restoration and if Landlord consents thereto, the same shall be done at Tenant’s expense. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to alterations, additions, improvements or decorations provided by Landlord either directly or through an allowance to Tenant.

Section 10.4. Award. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking by exercise of the power of eminent domain or any sale in lieu thereof or by reason of anything done in pursuance of public or other authority, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any separate condemnation proceedings a claim for the value of any of Tenant’s removable property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses; provided, that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority and shall be prosecuted in a proceeding separate and apart from Landlord.

Section 10.5. Temporary Taking. In the event of taking of the Premises or Property or any part thereof for temporary use by the exercise of any governmental power, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under this Lease with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

Section 10.6. No Liability on Account of Injury To Business, Etc. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant or resulting in any way from damage from fire or other casualty or the repair thereof and Tenant understands and agrees that Landlord shall in no event be responsible for the repair or replacement of any furniture or furnishings or any fixtures or equipment removable by Tenant under the provisions of this Lease. If Tenant desires any other or additional repairs or restoration and if Landlord consents thereto, the same shall be done at Tenant’s expense. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage whether carried by Landlord or Tenant, for damage to the Premises and any alterations or improvements thereto. Upon any expiration or earlier termination of this Lease, any insurance proceeds not theretofore applied to the cost of restoration shall be paid to Landlord. Tenant acknowledges that the fire and extended coverage insurance carried by Landlord shall not extend to Tenant’s personal property, including inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant and that Tenant shall be responsible for carrying all risk insurance on all such personal property, trade fixtures, floor coverings, furniture and other property removable by it.

SECTION 11

Default

Section 11.1. Events of Default. If any of the following (“Event of Default”) shall occur:

(a) Tenant shall default in the performance of any of its obligations to pay the Annual Fixed Rent, Additional Rent or any other sum payable hereunder and if such default shall continue for ten (10) days after notice from Landlord designating such default;

(b) if within thirty (30) days after notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such’ correction to completion;

(c) if any assignment for the benefit of creditors shall be made by Tenant;

(d) if Tenant’s leasehold interest shall be taken on execution or other process of law in any action against Tenant;

(e) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest, and is not discharged within ten (10) days thereafter;

(f) if a petition is filed by Tenant for liquidation, or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and effect; or

(g) if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter,

then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole, or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including, without limitation, rights of redemption, if any) to the extent such rights may be lawfully waived. Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

Section 11.2. Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 11.1, Tenant shall pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the term over the fair market rental value of the Premises for the residue of the term. In calculating the rent reserved there shall be included, in addition to the Annual Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant during the residue. As additional and cumulative obligations after any such termination, Tenant shall also pay punctually to Landlord all the sums and shall perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with any amount paid to Landlord pursuant to the first sentence of this Section 11.2 and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term hereof and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

Section 11.3. Remedies Cumulative. Except as otherwise expressly provided herein, any and all rights and remedies which Landlord or Tenant may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law.

Section 11.4. Landlord’s Right to Cure Defaults. At any time following ten (10) days’ prior notice to Tenant (except in cases of emergency when no notice shall be required), Landlord may (but shall not be obligated to) cure any default by Tenant under this Lease, and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid by Tenant to Landlord as Additional Rent on demand, together with interest thereon at the rate provided in Section 11.7 from the date of payment by Landlord to the date of payment by Tenant.

Section 11.5. Effect of Waivers of Default. Any consent or permission by Landlord or Tenant to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord or Tenant of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise operate to permit the same or similar acts or omissions except as to the specific instance. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord or of any of Landlord’s remedies on account thereof, including its right of termination for such default.

Section 11.6. No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other sum then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due. Any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy under this Lease or otherwise.

Section 11.7. Interest on Overdue Sums. If Tenant fails to pay Annual Fixed Rent, Additional Rent or other sums payable by Tenant to Landlord within ten (10) days of the due date thereof (i.e., the due date disregarding any requirement of notice from Landlord), the amount so unpaid shall bear interest at a variable rate (the “Delinquency Rate”) equal to four percent (4%) in excess of the base rate (prime rate) of Bank of America, N.A. (or successor) from time to time in effect commencing with the eleventh (11th) day after the due date and continuing through the day on which payment of such delinquent payment with interest thereon is paid. If such rate is in excess of any maximum interest rate permissible under applicable law, the Delinquency Rate shall be the maximum interest rate permissible under applicable law. If Bank of America, N.A. (or successor) shall cease publishing its base rate (prime rate), then the Landlord shall have the right to designate a substitute base rate (prime rate) used by a Boston Area Institutional Lender designated by Landlord to be used in determining the Delinquency Rate.

Section 11.8. Cost and Expenses. All costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys’ fees and expenses) in enforcing its rights hereunder or occasioned by any default of Tenant shall be paid by Tenant.

SECTION 12

Mortgages

Section 12.1. Rights of Mortgage Holders. No Annual Fixed Rent, Additional Rent or any other charge which is paid more than one month prior to the due date thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

In the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right (a) until it shall have given notice, in the manner provided in Section 13.1, of such act or omission to the holder of any mortgage encumbering the Premises whose name and address shall have been furnished to Tenant in writing, at the last address so furnished, and (b) until a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice, provided that following the giving of such notice, Landlord or such holder shall, with reasonable diligence, have commenced and continued to remedy such act or omission or to cause the same to be rendered.

In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage now or hereafter encumbering the Premises, Tenant shall attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease.

Section 12.2. Lease Subordinate. At Landlord’s election, this Lease shall be subject and subordinate to any mortgage now or hereafter on the Lot or Building, or both, which are separately and together hereinafter in this Section 12.2 referred to as “the mortgaged premises”, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Section 12.2 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate that Landlord or any mortgagee may request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, at the option of such mortgagee or successor, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its Landlord. The word “mortgagee” as used in this Lease shall include the holder for the time being whenever the context permits.

Notwithstanding anything to the contrary contained in this Section 12.2, Tenant shall not be required to subordinate this Lease to any mortgage or the lien of any mortgage, nor shall the subordination provided herein be self-operative unless the holder of such mortgage, as the case may be, shall enter into an agreement with Tenant, recordable in form, to the effect that, in the event of foreclosure of, or similar action taken under such mortgage, Tenant’s possession of the Premises under this Lease shall not be terminated or disturbed by such mortgage holder or anyone claiming under such mortgage holder, as the case may be, so long as Tenant shall not be in default under this Lease. The form of any such agreement shall be the form required by any such mortgagee in its sole and absolute discretion.

SECTION 13

Miscellaneous Provisions

Section 13.1. Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to Tenant, at the Original Address of Tenant until the Term Commencement Date and thereafter to the Premises or such other address as Tenant shall have last designated by notice in writing to Landlord, and, if to Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant with a copy to Geoffrey Hargreaves-Heald, Esq., National Development, 2310 Washington Street, Newton Lower Falls, Massachusetts 02462. Any notice shall be deemed duly given when delivered or tendered for delivery at such address. All notices shall be sent either (i) by certified mail return receipt requested, postage prepaid or (ii) by reputable overnight delivery service with signature required upon delivery.

Section 13.2. Lease Not to be Recorded; Notice of Lease. Tenant agrees that it will not record this Lease. If the term of this Lease, including options, exceeds seven years, Landlord and Tenant agree that, on the request of either, they will enter and record a notice of lease in form reasonably acceptable to Landlord.

Section 13.3. Bind and Inure; Limitation of Landlord’s Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Premises. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Premises but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, director, investment advisors, employee or beneficiary of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Premises in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord and its partners, trustees, stockholders, officers, employees, investment advisors, or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

Section 13.4. Acts of God. In any case where either party hereto is required to do any act, delays caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time”, and such time shall be deemed to be extended by the period of such delay.

Section 13.5. Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and unless within thirty (30) days after notice from Tenant to Landlord specifying such default Landlord has not commenced diligently to correct the default so specified or has not thereafter diligently pursued such correction to completion. Tenant shall have no right, for any default by Landlord, to offset or counterclaim against any rent due hereunder.

Section 13.6. Brokerage. Tenant and Landlord warrant and represent to the other that neither has had any dealings with any broker or agent in connection with this Lease other than the Brokers. Tenant and Landlord agree to defend with counsel reasonably approved by the other, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges which may be asserted against the other as a result of the other’s breach of this warranty. Landlord shall pay commissions due and owing to Brokers pursuant to its arrangements with Brokers.

Section 13.7. Miscellaneous. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. There are no prior oral or written agreements between Landlord and Tenant affecting this Lease.

Section 13.8. Security Deposit/Letter of Credit. Upon execution and delivery of this Lease by Tenant, Tenant shall deposit with Landlord an amendment to the existing Letter of Credit dated March 11, 2003 in the amount of $249,360.00, in form and substance satisfactory to Landlord in Landlord’s sole and absolute discretion (as so amended, the “Letter of Credit”). The Letter of Credit shall be held and, as applicable, presented and drawn upon and the proceeds thereof retained and applied by Landlord as security for and in satisfaction of the faithful payment, performance and observance by Tenant of the terms, covenants, provisions, conditions and agreements of Tenant under and pursuant to this Lease. It is agreed and understood that in the event of the occurrence of an Event of Default, Landlord may present for payment and draw upon the Letter of Credit and Landlord may use, apply or retain the whole or any part of the amounts available to be drawn under the Letter of Credit to the extent required for the payment of any Annual Fixed Rent, Additional Rent or any other sum which Landlord may expend or be entitled to the payment of by reason of any Event of Default or any failure of Tenant to pay, perform or observe any term, covenant, condition or provision of this Lease, including without limitation, any late charges, interest payments or any damages or deficiency in the re-letting of the Premises whether said damages or deficiency occurred before or after summary proceedings or other re-entry by Landlord.

If Landlord shall present, draw upon and apply or retain all or any portion of the amounts evidenced by the Letter of Credit, Tenant shall immediately replenish and reinstate the amount available to be drawn under the Letter of Credit or cause a substitute Letter of Credit in the form and amount required by this Lease to be re-issued so that at all times during the Term of this Lease, Landlord shall be entitled to draw upon the entire dollar amount of the Letter of Credit in the amounts required hereunder notwithstanding any prior presentation or draw thereon.

The Letter of Credit must at all times be an “irrevocable clean” commercial Letter of Credit in the amount required by this Lease and payable through Bank of America, NA or other financial institution, all acceptable to Landlord in Landlord’s sole discretion. In addition, the Letter of Credit shall be payable solely to the benefit of the Landlord from time to time under this Lease and shall be automatically renewable and, upon the direction of Landlord, transferable to and payable for the benefit of any successor Landlord under the Lease, at no charge to Landlord or such successor. The Letter of Credit (or substitutes thereof consistent with the terms hereof) shall be and remain presentable and payable for the time period beginning on the date of this Lease through and including the date which is the last to occur of (i) the date which is sixty (60) days after the last day of the Term of this Lease or (ii) the date which is sixty (60) days after the date of delivery of the entire Premises to Landlord in accordance with the terms and provisions of this Lease or (iii) sixty (60) days after the last of Tenant’s monetary obligations to Landlord under this Lease have been satisfied in full. Tenant shall bear all costs and expenses in connection with procuring the Letter of Credit and maintaining it in full force and effect for the time periods required hereunder. In the event of a sale or other transfer of the Building, Tenant shall, at its sole cost and expense, cause the Letter of Credit, in the form required hereunder, to be issued to and for the benefit of such transferee or purchaser, as designated by Landlord.

The Landlord from time to time under this Lease, shall be entitled to receive sixty (60) days prior written notice of any cancellation of the Letter of Credit for any reason and the Letter of Credit shall not be cancellable unless and until Landlord shall have received such sixty (60) day advance written notice. Upon (i) receiving notice of cancellation of the Letter of Credit or (ii) failure of Tenant to deliver to Landlord a substitute Letter of Credit on or before the date which is thirty (30) days prior to any renewal date and whether or not Tenant shall then be in default in the payment, performance or observance of any term, covenant or provision of this Lease, Landlord shall be entitled to present, draw upon and retain the entire amount of the Letter of Credit and upon so doing, Landlord shall be entitled to hold, apply and retain the proceeds of such payment (without any interest payable to Tenant) as if it were a cash security deposit under this Lease to be applied against Event of Default from time to time arising under this Lease in the same manner as if it were the proceeds of the Letter of Credit.

It is agreed and understood that any failure of Tenant to perform, observe or comply with any term of provision contained in this Section 13.8 to be performed or observed by Tenant shall entitle Landlord to the same rights and remedies under this Lease, as a failure by Tenant to pay Annual Fixed Rent as and when same shall be due and payable.

The amount of the Letter of Credit shall at all times be $249,360.00.

Section 13.9. Leasehold Lot. It is expressly understood and agreed by and between Landlord and Tenant that this Lease, as and to the extent that it grants Tenant the appurtenant right to use the Leasehold Parking Area, is a sublease and is subject and subordinate to the Ground Lease with respect to the Leasehold Lot and that no right, power or privilege granted to Tenant hereunder with respect to the Leasehold Lot may be exercised or enjoyed by Tenant and no term, covenant or condition of this Lease insofar as it relates to the Leasehold Lot benefiting Tenant shall be operative if and to the extent that such exercise, enjoyment or operation would not be permitted by or would violate or be in conflict with any term, covenant or condition of the Ground Lease. Without limiting the generality of the foregoing, it is expressly understood and agreed that all rights of Tenant in and to any eminent domain awards in any way related to the Leasehold Lot shall be, and is hereby expressly made, subject and subordinate to the rights of the Landlord under the Ground Lease. Landlord represents and warrants that a true and complete copy of the Ground Lease has been delivered to Tenant’s Counsel and that as of the date of execution and delivery of this Lease by Landlord, Landlord is not in default of any term or agreement under the Ground Lease which would give rise to a right to terminate the Ground Lease by the Ground Lease Landlord. Landlord covenants and agrees that Landlord will not violate any of the terms, covenants or conditions of the Ground Lease. The cost of any and all insurance required to be carried by Landlord under the Ground Lease or which Landlord carries in connection with the Ground Lease shall be included in the costs payable by Tenant as Additional Rent under Section 6.3 of the Lease. From and after the Term Commencement Date and to the maximum extent this agreement may be made effective according to law, Tenant agrees to indemnify and save harmless the Town of Framingham, as landlord under the Ground Lease (the “Ground Lease Landlord”) from and against all claims of whatever nature arising from any act, omission or negligence of Tenant, Tenant’s contractors, licensees, agents, servants, employees or customers, or anyone claiming by, through or under Tenant so long as Tenant or any occupant claiming under Tenant is using any part of the Leasehold Lot where such accident, injury or damage results or is claimed to have resulted from any act, omission or negligence on the part of Tenant or Tenant’s contractors, licensees, agents, servants, employees or customers or anyone claiming by, through or under Tenant. The foregoing indemnity and hold harmless agreement shall include indemnity against all costs and expenses and liabilities incurred in or in connection with any claim or proceeding brought thereon and the defense thereof with counsel acceptable to the Ground Lease Landlord. To the maximum extent, this agreement may be made effective according to law, Tenant agrees to use and occupy the part of the entire Leasehold Lot which the Tenant is permitted to use hereunder at Tenant’s own risk and the terms of the Ground Lease and Landlord shall have no responsibility or liability for any loss or damage to fixtures or other personal property of Tenant or any person claiming by, through or under Tenant.

Section 13.10. Americans With Disabilities Act. Notwithstanding anything contained in the Lease to the contrary, Landlord represents that it is currently making good faith efforts to bring the common areas of the Building into compliance with the requirements of Title III of the ADA. Tenant represents and covenants that it shall conduct its occupancy and use of the Premises in accordance with the ADA (including, but not limited to modifying its policies, practices and procedures, and providing auxiliary aids and services to disabled persons). If the Lease provides that the Tenant is to complete certain alterations and improvements to the Premises, Tenant agrees that all such work shall comply with the ADA. Furthermore, Tenant covenants and agrees that any and all future alterations or improvements made by Tenant to the Premises shall comply with the ADA. Landlord and Tenant agree to indemnify the other for any costs, claims, damages, losses or expenses (including the costs of consulting and legal fees) arising out of the other’s breaching its respective responsibilities for compliance with the ADA as required in this Lease. This indemnity shall survive the expiration or earlier termination of this Lease.

Section 13.11. Satellite Dish. Notwithstanding anything to the contrary contained in this Lease, the Landlord hereby agrees that at any time during the Term, the Tenant shall have the non-exclusive right to install, on the roof of the Building, a satellite dish (the “Dish”). The Tenant agrees and acknowledges, however, that the location of any Dish, the method of any such installation, and the type of Dish proposed to be installed shall be subject to: (i) compliance by the Tenant with all applicable laws, rules, regulations and the like pertaining thereto; (ii) the consent by the Landlord, which consent shall not be unreasonably withheld provided that the Landlord and the Landlord’s engineers are satisfied therewith; and (iii) a determination to be made that such Dish will not interfere with any other equipment or use thereof located in, on or in the vicinity of the Building, and that such Dish will not be visible from the exterior of the Building. If Tenant shall install such Dish, (a) the Tenant shall do so at its own cost and expense and in accordance with all applicable laws, rules and regulations, including, without limitation, reimbursement to Landlord for its third party engineers, if applicable; (b) the Tenant shall maintain such Dish in accordance with the Landlord’s reasonable rules and regulations; and (c) the Tenant shall install such Dish in a manner so as to maintain in full force and effect any applicable roof and/or construction related warranties, failing which the Tenant shall promptly reimburse the Landlord for any costs and expenses incurred by the Landlord as a result of such failure. Additionally, the Tenant shall defend, indemnify and hold the Landlord harmless from and against any claims, costs and expenses incurred by the Landlord as a result of such installation by the Tenant or in any other manner in connection with such Dish, including, without limitation, all costs and expenses relating to roof and/or wall penetrations. If the Tenant shall install such Dish, the Tenant shall be responsible for the maintenance and repair thereof, at the Tenant’s sole cost and expense, and such Dish shall be at the sole risk of the Tenant, the Landlord having no obligation with respect to any insurance relating thereto. Also, the Tenant hereby agrees, upon the Landlord’s notice requesting same, to remove or relocate such Dish and to repair any and all damage caused by such removal or relocation. At the expiration or other termination of this lease, such Dish shall remain the property of the Tenant, and shall be removed by the Tenant at its own cost and expense, and the Tenant shall repair any and all damage caused by such removal, at its own cost and expense, in accordance with all applicable laws, rules and regulations, and in such a manner so as to maintain in full force and effect any applicable roof and/or construction related warranties, failing which the Tenant shall reimburse the Landlord for any costs and expenses incurred by the Landlord as a result of such failure.

Section 13.12. Anti-Terrorism. Tenant (and, if Tenant is a corporation, partnership, limited liability company, limited liability partnership or other legal entity, such corporation, partnership, limited liability company, limited liability partnership or entity) hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the Date of this Lease, and shall survive the expiration or termination of the Lease. Tenant shall re-certify such representations to Landlord periodically, upon Landlord’s reasonable request.

(a) To the best of its knowledge, Tenant is not in violation of any Anti-Terrorism Law;

(b) to the best of its knowledge, neither Tenant or any holder of any direct or indirect equitable, legal or beneficial interest in Tenant is, as of the date hereof:

(i)	conducting any business or engaging in any transaction or dealing with any Prohibited Person, or any “forbidden entity” (as defined in Illinois Public Act 094-0079), including the governments of Cuba, Iran, Sudan, North Korea, Myanmar and Syria and, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person or forbidden entity;

(ii)	dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)	engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(c) to the best of its knowledge, neither Tenant nor any of its affiliates, officers, directors, partners, shareholders, or members, as applicable, is a Prohibited Person.

If at any time any of these representations becomes false, then it shall be considered a material default under this Lease.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, Title 3 of the USA Patriot Act, Illinois Public Act 094-0079, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited

Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

[End of text. Signatures on next page.]

WITNESS the execution hereof under seal as of the day and year first above written.

Landlord:	NDNE 9/90 CORPORATE CENTER LLC

By: NDNE 9/90, Inc., its Manager

	By:	/s/ John J. O’Neill III

	Its:	Executive Vice President

Tenant:	GTC BIOTHERAPEUTICS, INC.

	By:	/s/ William K. Heiden

	Its:	Chairman, President & CEO

EXHIBIT A

Plan of Premises

[FLOOR PLANS]

EXHIBIT B

Lots

[LOT PLANS]

EXHIBIT C

Leasehold Parking Area

[PARKING AREA MAP]

EXHIBIT D

Cleaning Specifications

175 Crossing Boulevard

Framingham, MA

A.	GENERAL

1.	All janitorial work will be performed between the hours of 6:00 p.m. and 12:00 midnight, Monday through Friday, unless otherwise necessary (for special projects, etc.).

2.	Removal of items other than typical refuse (i.e., computer installation paper, bulk packaging, wood or cardboard crates) shall be Tenant’s responsibility.

B.	DAILY OPERATIONS (5 times per week)

1.	Tenant Areas (4th Floor Space Only)

a.	Empty and clean all waste receptacles; wash receptacles as necessary.
b.	Vacuum all rugs and carpeted areas.

2.	Lavatories

a.	Sweep and wash floors with disinfectant.
b.	Wash both sides of toilet seats with disinfectant.
c.	Wash all mirrors, basins, bowls, urinals.7
d.	Spot clean all toilet partitions.

3.	Showers/Locker Rooms

a.	Clean showers.
b.	Dust and damp wipe lockers and benches.
c.	Clean glass shelves and mirrors.

4.	Public Areas

a.	Wipe down entrance doors and clean glass (interior and exterior).
b.	Vacuum elevator carpets and wipe down doors and walls.
c.	Clean water coolers.

C.	WEEKLY OPERATIONS

1.	Lavatories, Public Areas

a.	Hand dust and wipe clean all horizontal surfaces with treated cloths to include furniture, window sills, door ledges, chair rails, baseboards, convector tops, etc. within normal reach.
b.	Remove finger marks from private entrance doors (exterior only), light switches and doorways.
c.	Vacuum/sweep all stairways.

D.	MONTHLY OPERATIONS

1.	Tenant Areas (4th Floor Space Only) and Public Areas

a.	Thoroughly vacuum seat cushions on chairs, sofas, etc.
b.	Vacuum and dust grillwork.

E.	AS REQUIRED AND WEATHER PERMITTING

1.	Entire Building

a.	Clean inside of all windows.
b.	Clean outside of all windows.

2

EXHIBIT E

Rules and Regulations

175 Crossing Boulevard

Framingham, MA

RULES AND REGULATIONS.

Tenant agrees to observe the rights reserved to Landlord in the Lease and agrees, for itself, its employees, agents, clients, customers, invitees and guests, to comply with the following rules and regulations and with such reasonable modifications thereof and additions thereto as Landlord may make, from time to time, for the Building and/or the Lot.

1. Any sign, lettering, curtain, picture, notice, or advertisement installed within Tenant’s Premises (including but not limited to Tenant identification signs on doors to the Premises) which is visible outside of the Premises shall be installed at Tenant’s cost and in such manner, character and style as Landlord may approve in writing. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in any position so as to be visible from outside the Building or from any atrium or lobbies of the Building.

2. Tenant, its customers, invitees, licensees, and guests shall not obstruct sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways in and about the Building. Tenant shall not place objects against glass partitions or doors or windows or adjacent to any open common space which would be unsightly from the Building corridors or from the exterior of the Building, and will promptly remove the same upon notice from Landlord.

3. Tenant shall not make noises, cause disturbances, create vibrations, odors or noxious fumes or use or operate any electrical or electronic devices or other devices that emit sound waves or are dangerous to other tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, or with the operation of roads or highways in the vicinity of the Building and shall not place or install any projections, antennae, aerials or similar devices inside or outside the Premises.

4. Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange any item or services in or from the Premises unless ordinarily embraced within Tenant’s use of the Premises as specified in its lease.

5. Tenants shall not waste electricity or water and agree to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and shall refrain from attempting to adjust any controls. Tenant shall keep public corridor doors closed.

6. Doors keys for doors in the Premises will be furnished at the commencement of the Lease by Landlord. Tenant shall not affix additional locks on doors or windows and shall purchase duplicate keys only from Landlord. When the Lease is terminated, Tenant shall return all keys to Landlord and will provide to Landlord the means of opening any safes, cabinets or vaults left in the Premises.

7. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured.

8. Peddlers, solicitors and beggars, shall be reported to the office of the Building or as Landlord otherwise requests.

9. Tenant shall not install nor operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises without the written permission of Landlord. In no event shall vending machines of any type be installed or used in the Premises.

10. No person or contractor not employed or approved by Landlord shall be used to perform window washing, cleaning, decorating, repair or other work in the Premises.

11. Tenant may not (without Landlord’s approval therefor, which approval will be signified on Tenant Plans submitted pursuant to the Lease) and Tenant shall not permit or suffer anyone to cook in the Premises (except for the use of a microwave oven).

12. Tenant shall not:

(1)	Use the Premises for lodging, manufacturing or for any immoral or illegal purposes.

(2)	Use the Premises to engage in the manufacture or sale of, or permit the use of, any spirituous, fermented, intoxicating or alcoholic beverages on the Premises.

(3)	Use the Premises to engage in the manufacture or sale of, or permit the use of, any illegal drugs on the Premises.

13. In no event shall any person bring into the Building inflammables such as gasoline, kerosene, naphtha and benzene (except for small quantities of naptha and benzene which shall be permitted and used in connection with the cleaning of Tenant’s office equipment), or explosives or firearms or any other article of intrinsically dangerous nature. If by reason of the failure of Tenant to comply with the provisions of this paragraph, any insurance premium payable by Landlord for all or any part of the Building shall at any time be increased above normal insurance premium payable by Landlord for all or any part of the Building shall at any time be increased above normal insurance premiums for insurance not covering the items aforesaid, Landlord shall have the option to either terminate the Lease or to require Tenant to make immediate payment for the whole of the increased insurance premium.

2

14. Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations and building rules, and shall not directly or indirectly make any use of the Premises which may be prohibited thereby or which shall be dangerous to person or property or shall increase the cost of insurance or require additional insurance coverage.

15. If Tenant desires signal, communication, alarm or other utility or service connection installed or changed, the same shall be made at the expense of Tenant, with approval and under direction of Landlord.

16. Bicycles shall not be permitted in the Building in other than Landlord-designated locations.

17. Tenant shall cooperate and participate in all security programs affecting the Building and/or the Lot.

18. In the event Landlord allows one or more tenants in the Building to do any act prohibited herein, Landlord shall not be precluded from denying any other tenant the right to do any such act.

19. Tenant, or the employees, agents, servants, visitors or licensees of Tenant shall not at any time place, leave or discard any rubbish, paper, articles, or objects of any kind whatsoever outside the doors of the Premises or in the corridors or passageways of the Building. No animals or birds shall be brought or kept in or about the Building.

20. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability for offices, and, upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

21. Except as otherwise expressly set forth in the Lease, Tenant shall not mark, paint, drill into, or in any way deface any part of the Building or the Premises. No boring, driving of nails or screws, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed, and as Landlord may direct. Tenant shall not install any resilient tile or similar floor covering in the Premises except with the prior approval of Landlord. The use of cement or other similar adhesive material is expressly prohibited. Nothing contained herein or in the Lease shall be construed to prevent Tenant from placing wall hangings, framed awards, certificates and salutations and paintings on the walls of the Premises. Nothing contained herein or in the Lease shall be deemed or construed to preclude Tenant from hanging normal and customary art work such as photographs or paintings on the interior walls of the Premises provided that Tenant shall repair any holes upon removal.

22. Landlord shall have the right to limit or control the number and format of listings on the main Building directory.

3

23. Tenant’s use of delivery areas, loading areas and freight elevators shall be scheduled in advance with Landlord and shall be subject to the approval of Landlord which approval will not be unreasonably withheld or delayed.

24. The rights of Tenant in the entrances, corridors, elevators and escalators of the Building are limited to ingress to and egress from Tenant’s Premises for the Tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. No Tenant shall invite to the Tenant’s Premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purposes by the Tenant, its employees, licensees or invitees. No Tenant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits or stairways of the Building or Lot or the driveways or parking areas on the Lot.

25. Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by the Landlord or not properly identified, and may require all persons admitted to or leaving the Building outside of normal business hours to register. Tenant’s employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between the Landlord and the Tenant with respect thereto. Each tenant shall be responsible for all persons for whom he requests such permission and shall be liable to the Landlord for all acts of such persons. In case of invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose Premises the package or object is being removed, but the establishment and enforcement of such requirements shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the Premises of the tenant. Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Tenant’s Premises or the Building under the provisions of this rule.

26. Except as permitted in the Lease, no tenant shall obtain or accept or use in its Premises food, beverages, barbering, boot blacking, floor polishing, lighting maintenance, cleaning or other similar services from any persons not authorized by Landlord in writing to furnish such services, provided always that charges for such services by persons authorized by Landlord are not excessive. Such services shall be furnished only to such hours, in such places within the Tenant’s Premises and under such regulations as may be fixed by the Landlord. Notwithstanding the foregoing to the contrary, Tenant may (a) have bottled water delivered to and consumed in the Premises, and (b) use coffee making equipment in the Premises for purposes of consumption by Tenant’s agents, servants, employees and business invitees, and (c) have catered food delivered to premises.

4

27. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others, in the delivery or receipt of merchandise or mail any hand trucks, except those equipped with rubber tires and side guards.

28. Tenant shall, at Tenant’s sole cost and expense, join and shall, at all times during the Original Term or any proper extension thereof, be a member of the MetroWest Transportation Management Association. The provisions hereof shall apply to any assignee or sublessee of Tenant.

29. All entrance doors in each Tenant’s Premises shall be left locked when the Tenant’s Premises are not in use. Entrance doors shall not be left open at any time. All windows in each Tenant’s Premises shall be kept closed at all times and all blinds or drapes therein above ground floor shall be lowered or closed when and as reasonably required because of the position of the sun, during the operation of the Building air conditioning system to cool or ventilate the Tenant’s Premises.

30. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any Tenant’s Premises shall not be used for any purpose other than the purpose for which they were designed or constructed and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuses of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

31. Except as otherwise expressly set forth in the Lease, no signs, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant or any part of the outside or inside of the Premises or the Building or Lot or the Leasehold Parking Area or the Parking Structure without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule.

32. Intentionally Omitted.

33. Entry and exiting to and from the Lot and to and from the Leasehold Parking Area and use of all roads, driveways and walkways on the Lot shall be subject to such traffic and use rules and regulations as Landlord may promulgate and provide to Tenant from time to time.

5

EXHIBIT F

Park Covenants Recording Information

Amended and Restated Declaration of Covenants, Restrictions, Development Standards and Easements dated as of August 12, 1997 and recorded in the Middlesex (South) Registry of Deeds (the “Registry”) in Book 27588, Page 312, as amended by that certain First Amendment to Amended and Restated Declaration of Covenants, Restrictions, Development Standards and Easements recorded in the Registry at Book 30981, Page 366 and as further amended from time to time.

EXHIBIT G

OPTIONS TO EXTEND

OPTION TO EXTEND. Tenant shall have the right and option, which said option and right shall not be severed from this Lease or separately assigned, mortgaged or transferred, to extend the term of this Lease for two (2) additional consecutive periods of five (5) years each (hereinafter referred to respectively as the “First Extension Period” and the “Second Extension Period” and sometimes individually as an “Extension Period”), provided that (a) Tenant shall give Landlord notice of Tenant’s exercise of such option at least twelve (12) full calendar months prior to the expiration of (i) the Original Term in the case of the option with respect to the First Extension Period and (ii) the First Extension Period in the case of the option with respect to the Second Extension Period and (b) no Event of Default (after expiration of applicable notice and cure periods, if any) shall exist at the time of giving each applicable notice and on the date of the commencement of each respective Extension Period and (c) the original Tenant named in this Lease or its Affiliate is itself occupying the entire Premises both at the time of giving the applicable notice and at the time of commencement of the applicable Extension Period. Except for the amount of Annual Fixed Rent (which is to be determined as hereinafter provided) all the terms, covenants, conditions, provisions and agreements in the Lease contained shall be applicable to the additional period through which the Term of this Lease shall be extended as aforesaid, except that there shall be no further options to extend the Term of this Lease beyond the Second Extension Period, nor shall Landlord be obligated to make or pay for any improvements to the Premises nor pay any inducement payments of any kind or nature. If Tenant shall give notice of its exercise of each such option to extend in the manner and within the time period provided aforesaid, the Term of this Lease shall be extended upon the giving of each such notice without the requirement of any further attention on the part of either Landlord or Tenant except to the extent necessary to determine the Annual Fixed Rent as hereafter set forth. Landlord hereby reserves the right, exercisable by Landlord in its sole discretion, to waive (in writing) any condition precedent set forth in clauses (a), (b) or (c) above.

If Tenant shall fail to give timely notice of the exercise of any such option as aforesaid or if any of the conditions set forth above are not satisfied as and when specified herein, Tenant shall have no right to extend the Original Term of this Lease, time being of the essence of the foregoing provisions. Failure to Tenant to timely exercise its option with respect to the First Extension Period shall terminate Tenant’s rights with respect to the option for the Second Extension Period. Any termination of this Lease Agreement shall terminate the rights hereby granted Tenant.

The Annual Fixed Rent payable for each twelve (12) month period during each Extension Period shall be one hundred percent (100%) of the Fair Market Rental Value (as said term is hereinafter defined) calculated in each case as of the commencement of the applicable Extension Period but in no event less than the Annual Fixed Rent plus Additional Rent per annum payable for and with respect to the twelve (12) calendar month period immediately preceding commencement of the applicable Extension Period. “Fair Market Rental Value” shall be computed as of the beginning of the applicable Extension Period at the then current annual rental charges, including provisions for subsequent increases and adjustments, for leases then currently being negotiated or executed in comparable space and buildings located in 9/90 Corporate Center and other similar first class office buildings in Framingham, MA. In determining Fair market Rental Value, the following factors, among others, shall be taken into account and given effect: size of the premises, location of the premises, location of the building, allowances or lack of allowances (if any) and lease term.

Dispute as to Fair Market Value. Landlord shall initially designate the Fair Market Rental Value and shall furnish data in support of such designation to Tenant. If Tenant disagrees with Landlord’s designation of the Fair Market Rental Value, Tenant shall have the right, by written notice given to Landlord within thirty (30) days after Tenant has been notified of Landlord’s designation, to submit such Fair Market Rental Value to arbitration as follows: Fair Market Rental Value shall be determined by agreement between Landlord and Tenant but if Landlord and Tenant are unable to agree upon the Fair Market Rental Value at least seven (7) months prior to the date upon which the Fair Market Rental Value is to take effect, then the Fair Market Rental Value shall be determined by appraisal as follows: The Landlord and Tenant shall each appoint a Qualified Appraiser (as said term is hereinafter defined) at least six (6) months prior to the commencement of the period for which Fair Market Rental Value is to be determined and shall designate the Qualified Appraiser so appointed by notice to the other party. The two appraisers so appointed shall meet within ten (10) days after both appraisers are designated in an attempt to agree upon the Fair Market Rental Value for the applicable Extension Period and if, within fifteen (15) days after both appraisers are designated, the two appraisers do not agree upon the Fair Market Rental Value, then each appraiser shall no later than thirty (30) days after both appraisers have been chosen deliver written report to both the Landlord and Tenant setting forth the Fair Market Rental Value as determined by each such appraiser taking into account the factors set forth in this Exhibit G. If the lower of the two determinations of Fair Market Rental Value as determined by such two appraisers is equal to or greater than 95% of the higher of the Fair Market Rental Value as determine by such two appraisers, the Fair Market Rental Value shall be deemed to be the average of such Fair Market Rental Value as set forth in such two determinations. If the lower determination of Fair Market Rental Value is less than 95% of the higher determination of Fair Market Rental Value, the two appraisers shall promptly appoint a third Qualified Appraiser and shall designate such third Qualified Appraiser by notice to Landlord and Tenant. The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser. The cost and expenses of the third appraiser shall be shared equally by Tenant and Landlord. If the two appraisers cannot agree on the identity of the third Qualified Appraiser at least three (3) months prior to commencement of the period for which Fair Market Rental Value is to be determined, then the third Qualified Appraiser shall be appointed by the American Arbitration Association (“AAA”) sitting in Boston, Massachusetts and acting in accordance with its rules and regulations. The costs and expenses of the AAA proceeding shall be borne equally by the Landlord and Tenant. The third appraiser shall promptly make its own independent determination of Fair Market Rental Value for the Premises taking into account the factors set forth in this Exhibit G and shall promptly notify Landlord and Tenant of his determination. If the determinations of the Fair Market Rental Value of any two of the appraisers shall be identical in amount, said amount shall be deemed to be the Fair Market Rental Value of the Premises. If the determinations of all three appraisers shall be different in amount, the average of the two nearest in amount shall be deemed the Fair Market Rental Value. The Fair Market Rental Value of the subject space determined in accordance with the provisions of this Section shall be binding and conclusive on Tenant and

2

Landlord. As indicated above, in no event shall the Fair Market Rental Value be less than the Annual Fixed Rent plus Additional Rent applicable to the 12 calendar month period immediately preceding the commencement of the applicable Extension Period. As used herein, the term “Qualified Appraiser” shall mean any disinterested person (a) who is employed by an appraisal firm of recognized competence in the greater Boston area, (b) who has not less than ten (10) years experience in appraising and valuing properties of the general location, type and character as the Premises, and (c) who is either a Senior Real Property Appraiser of the Society of Real Estate Appraisers or a member of the Appraisal Institute (or any successor organization). Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the “Failing Party”), the other party may serve notice on the Failing Party requiring the Failing Party to appoint its appraiser within ten (10) days of the giving of such notice and if the Failing Party shall not respond by appointment of its appraiser within said ten (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose determination of Fair Market Rental Value shall be binding and conclusive upon Tenant and Landlord. If, for any reason, Fair Market Rental Value shall not have been determined by the time of commencement of the Extension Period and until such rent is determined, Tenant shall pay Annual Fixed Rent during the Extension Period in an amount (the “Interim Rent”) equal to the Annual Fixed Rent plus Additional Rent payable during the twelve (12) month period immediately preceding the Extension Period and upon receipt of a final determination of Fair Market Rental Value as hereinabove set forth, any overpayment or underpayment of Interim Rent shall be paid promptly to the party entitled to received the same.

3

EXHIBIT H

TENANT’S WORK

(Plans and Scope of Work)

[FLOOR PLANS]

EXHIBIT H

TENANT WORK

(Plan and Scope)

SCOPE OF TENANT WORK

ALL TENANT WORK IS ON THE 4TH FLOOR OF THE BUILDING ONLY

1)	Entire Premises to be re-carpeted. Note, this will require lifting of the existing cubicles to remove and replace carpet). Scope does not include the server Room or telephone Closet.

2)	Entire Premises to be repainted.

3)	Entire Premises ceiling lighting fixtures to be re-bulbed to improve light quality (Note this work has been completed prior to execution of this Lease Agreement).

4)	Repair and restain the main entry door to the Premises.

5)	Replace up to three (3) plastic laminate cabinet doors in the existing kitchen.

6)	Remove existing storage room and convert to two larger private offices.

7)	Install door with sidelight frames in 3 office locations. Sidelight frames to be 18”.

8)	Existing 15’ wide office to be reconstructed to be 10’ wide office.

9)	Add 3’ -0” x 9’ - 0” cherry door to File Storage Room where shown adjacent to reconstructed office (#8 above).

10)	Remove and relocate the existing UPS system and supplemental AC unit from existing room to the Server Room. Relocate card key access systems as required.

EXHIBIT I

HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE

Your cooperation in this matter is appreciated. Initially, the information provided by you in this Hazardous Materials Disclosure Certificate is necessary for the Landlord to evaluate your proposed uses of the premises (the “Premises”) and to determine whether to enter into a lease agreement with you as tenant. If a lease agreement is signed by you and the Landlord (the “Lease Agreement”), on an annual basis in accordance with the provisions of Section 9.3 of the Lease Agreement, you are to provide an update to the information initially provided by you in this certificate. Any questions regarding this certificate should be directed to, and when completed, the certificate should be delivered to the Landlord at the notice address set forth in the Lease to the attention of Property Manager (617-527-9800):

Name of Tenant: GTC Biotherapeutics, Inc.

Mailing Address: 175 Crossing Boulevard, Framingham, Massachusetts

Contact Person, Title and Telephone Number(s):                  (      -        -        )

Contact Person for Hazardous Waste Materials Management and Manifests and Telephone Number(s):

Address of Prospective Premises:    120 Presidential Way, Woburn, MA

Length of Original Term:                    Five (5) Years after the Term Commencement Date.

1.	GENERAL INFORMATION:

Describe the proposed operations to take place in, on, or about the Premises, including, without limitation, principal products processed, manufactured or assembled, and services and activities to be provided or otherwise conducted. Existing Tenants should describe any proposed changes to on-going operations.

2

Design and verification of wireless electronic circuits and software.

2.	USE, STORAGE AND DISPOSAL OF HAZARDOUS MATERIALS

2.1	Will any Hazardous Materials (as defined in the Lease Agreement) be used, generated, treated, stored or disposed of in, on or about the Premises? Existing Tenants should describe any Hazardous Materials which continue to be used, generated, treated, stored or disposed of in, on or about the Premises.

Wastes	Yes ☐	No ☐
Chemical Products	Yes ☐	No ☐ (see below)
Other	Yes ☐	No ☐

If Yes is marked, please explain:

2.2	If Yes is marked in Section 2.1, attach a list of any Hazardous Materials to be used, generated, treated, stored or disposed of in, on or about the Premises, including the applicable hazard class and an estimate of the quantities of such Hazardous Materials to be present on or about the Premises at any given time; estimated annual throughput; the proposed location(s) and method of storage (excluding “Normal Materials”, as defined in Section 9.3 of the Lease Agreement); and the proposed location(s) and method(s) of treatment or disposal for each Hazardous Material, including, the estimated frequency, and the proposed contractors or subcontractors. Existing Tenants should attach a list setting forth the information requested above and such list should include actual data from on-going operations and the identification of any variations in such information from the prior year’s certificate.

3.	STORAGE TANKS AND SUMPS

3.1	Is any above or below ground storage or treatment of gasoline, diesel, petroleum, or other Hazardous Materials in tanks or sumps proposed in, on or about the Premises? Existing Tenants should describe any such actual or proposed activities.

Yes ☐	No ☐

If yes, please explain:

3

4.	WASTE MANAGEMENT

4.1	Has the Tenant been issued an EPA Hazardous Waste Generator I.D. Number? Existing Tenants should describe any additional identification numbers issued since the previous certificate.

Yes ☐	No ☐

4.2	Has Tenant filed a biennial or quarterly reports as a hazardous waste generator? Existing Tenants should describe any new reports filed.

Yes ☐	No ☐

If yes, attach a copy of the most recent report filed.

5.	WASTEWATER TREATMENT AND DISCHARGE

5.1	Will Tenant discharge wastewater or other wastes to:

storm drain?	sewer?
surface water?	no wastewater or other wastes discharged.

Existing Tenants should indicate any actual discharges. If so, describe the nature of any proposed or actual discharge(s).

5.2	Will any such wastewater or waste be treated before discharge?

Yes ☐	No ☐

If yes, describe the type of treatment proposed to be conducted. Existing Tenants should describe the actual treatment conducted.

6.	AIR DISCHARGES

6.1	Do you plan for any air filtration systems or stacks to be used in Tenant’s operations in, on or about the Premises that will discharge into the air; and will such air emissions be monitored? Existing Tenants should indicate whether or not there are any such air filtration systems or stacks in use in, on or about the Premises which discharge into the air and whether such air emissions are being monitored.

4

Yes ☐	No ☐

If yes, please describe:

6.2	Do you propose to operate any of the following types of equipment, or any other equipment requiring an air emissions permit? Existing Tenants should specify any such equipment being operated in, on or about the Premises.

Spray booth(s)	Incinerator(s)
Dip tank(s)	Other (Please describe)
Drying oven(s)	No Equipment Requiring Air Permits
If yes, please describe:

6.3	Please describe (and submit copies of with this Hazardous Materials Disclosure Certificate) any reports Tenant has filed in the past thirty-six months with any governmental or quasi-governmental agencies or authorities related to air discharges or clean air requirements and any such reports which have been issued during such period by any such agencies or authorities with respect to Tenant or Tenant’s business operations.

7.	HAZARDOUS MATERIALS DISCLOSURES

7.1	Has Tenant prepared or will it be required to prepare a Hazardous Materials management plan (“Management Plan”) or Hazardous Materials Business Plan and Inventory (“Business Plan”) pursuant to Fire Department or other governmental or regulatory agencies’ requirements? Existing Tenants should indicate whether or not a Management Plan is required and has been prepared.

Yes ☐	No ☐

If yes, attach a copy of the Management Plan or Business Plan. Existing Tenants should attach a copy of any required updates to the Management Plan or Business Plan.

8.	Enforcement Actions and Complaints

8.1	With respect to Hazardous Materials or Environmental Laws, has Tenant ever been subject to any agency enforcement actions, administrative orders, or consent decrees or has Tenant received requests for information, notice or demand letters, or any other inquiries regarding its operations? Existing Tenants should indicate whether or not any such actions, orders or decrees have been, or are in the process of being, undertaken or if any such requests have been received.

5

Yes ☐	No ☐

If yes, describe the actions, orders or decrees and any continuing compliance obligations imposed as a result of these actions, orders or decrees and also describe any requests, notices or demands, and attach a copy of all such documents. Existing Tenants should describe and attach a copy of any new actions, orders, decrees, requests, notices or demands not already delivered to Landlord pursuant to the provisions of Section 9.3 of the Lease Agreement.

8.2	Have there ever been, or are there now pending, any lawsuits against Tenant regarding any environmental or health and safety concerns?

Yes ☐	No ☐

If yes, describe any such lawsuits and attach copies of the complaint(s), cross-complaint(s), pleadings and other documents related thereto as requested by Landlord. Existing Tenants should describe and attach a copy of any new complaint(s), cross-complaint(s), pleadings and other related documents not already delivered to Landlord pursuant to the provisions of Section 9.3 of the Lease Agreement.

8.3	Have there been any problems or complaints from adjacent tenants, owners or other neighbors at Tenant’s current facility with regard to environmental or health and safety concerns? Existing Tenants should indicate whether or not there have been any such problems or complaints from adjacent tenants, owners or other neighbors at, about or near the Premises and the current status of any such problems or complaints.

Yes ☐	No ☐

If yes, please describe. Existing Tenants should describe any such problems or complaints not already disclosed to Landlord under the provisions of the signed Lease Agreement and the current status of any such problems or complaints.

6

9.	PERMITS AND LICENSES

9.1	Attach copies of all permits and licenses issued to Tenant or that will be required with respect to its proposed operations in, on or about the Premises, including, without limitation, any Hazardous Materials permits, wastewater discharge permits, air emissions permits, and use permits or approvals. Existing Tenants should attach copies of any new permits and licenses as well as any renewals of permits or licenses previously issued.

The undersigned hereby acknowledges and agrees that this Hazardous Materials Disclosure Certificate is being delivered to Landlord in connection with the evaluation of a Lease Agreement and, if such Lease Agreement is executed, will be attached thereto as an exhibit. The undersigned further acknowledges and agrees that if such Lease Agreement is executed, this Hazardous Materials Disclosure Certificate will be updated from time to time in accordance with Section 9.3 of the Lease Agreement. The undersigned further acknowledges and agrees that the Landlord and its partners, lenders and representatives may, and will, rely upon the statements, representations, warranties, and certifications made herein and the truthfulness thereof in entering

7

into the Lease Agreement and the continuance thereof throughout the term, and any renewals thereof, of the Lease Agreement.

Tenant:	GTC BIOTHERAPEUTICS, INC.

By:

Its:

8

EXHIBIT J

Yield Up Equipment

Property Description

1.	Hot Water Boilers (2) , Pumps and Piping
2.	Air Handler #1 (Rooftop Unit)
3.	Air Handler #2 (Rooftop Unit serving GTC)
4.	Air Handler #3 (First Floor)
5.	Air Handler #4 (First Floor)
6.	Air Handler #5 (First Floor)
7.	Emergency Power Generator
8.	Electrical Switch gear for Emergency power Generator
9.	All Exhaust fans

9

EXHIBIT K

SERVICES AND ACCESS AGREEMENT

(See attached)

10

Confidential

Services and Access Agreement

This Services Agreement (“Agreement”), effective this first day of October, 2010 (“Effective Date”) is entered into by and between GTC Biotherapeutics, Inc., a Massachusetts Corporation, having offices at 175 Crossing Boulevard, Suite 410, Framingham, MA 01702 (“GTC”) and PP Manufacturing Corporation, a Delaware Corporation, having offices at 175 Crossing Boulevard, Suite 200, Framingham, MA 01702 (“PPM”), (each singularly a “Party” and collectively the “Parties”).

WHEREAS, the total space occupied by (a) GTC (the “GTC Premises”) on the second and third floors of said 175 Crossing Boulevard (the “Building”), and (b) PPM (the “PPM Premises”, and together with the GTC Premises, hereinafter the “Entire Premises”) on the first and second floors of the Building pursuant to the lease agreement by such Party with the owner of the Building (the “Landlord”) (hereinafter each such lease is referred to as such Party’s “Lease”) is serviced by single meters for electricity, natural gas and water/sewer, the Parties therefore desire to describe and define the specific percentage of utilities costs (including upkeep thereof) to be borne by each Party, to be in effect from the Effective Date until the expiration of the term of the GTC Lease (the “GTC Expiration Date”).

WHEREAS, GTC and PPM wish to permit access to portions of its leased premises to the other on the terms and conditions set forth below.

WHEREAS, there are many systems and equipment serving both the GTC Premises and the PPM Premises (the “Shared Systems”) that provide HVAC, purified water, compressed air, plant steam, hot water, heat exchange for reheat coils and eyewash stations, emergency power generation and distribution, exhaust fans, building management system, and lab waste neutralization system services for both the Parties, and the Parties therefore desire to precisely describe and define these Shared Systems; define and describe the responsibility for upkeep of the Shared Systems, and define and describe the specific percentage of the cost of operation, maintenance, repair and replacement, if necessary, for the Shared Systems to be borne by each of the Parties, which allocation shall be in effect from the Effective Date until the GTC Expiration Date.

WHEREAS, there are many dedicated systems and equipment (the “Dedicated Systems”), providing (i) HVAC and exhaust services solely for GTC (“GTC Dedicated Systems”), and (ii) HVAC, Exhaust, Chilled Water Generation and Distribution, Clean Steam Generation and Distribution, Solvent Storage and Distribution, and Biowaste Decontamination solely for PPM (“PPM Dedicated Systems”), the Parties desire to define and describe these Dedicated Systems, responsibility and cost of which will be assigned to and assumed by the appropriate Party completely, to be in effect from the Effective Date until the GTC Expiration Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the

1

Confidential

receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.	Shared Utility Costs.

As PPM is the customer of record for the single meters for all water/sewer, electric and natural gas (the “Shared Utilities”) servicing the Entire Premises (and specifically excluding GTC space on the 4th floor of the Building), PPM shall receive all bills for the generation, delivery, and consumption of such Shared Utilities for both Parties (the “Shared Utility Costs”).

PPM shall be responsible for payment of 68% of the Shared Utility Costs.

GTC shall be responsible for payment of 32% of the Shared Utility Costs.

Subject to PPM’s right to dispute the contents of any such invoice and subject to receipt by PPM of prompt payment by GTC as required below, PPM will timely pay to the appropriate provider, the Shared Utility Costs as detailed on invoices received from such provider.

GTC shall be invoiced monthly by PPM for its 32% share of the Shared Utility Costs, which invoice shall be payable by GTC to PPM within 30 days of receipt of such invoice. Copies of all electric, natural gas and water/sewer invoices received from the applicable provider shall be provided to GTC with the monthly utilities invoice.

2.	Shared Systems.

The Shared Systems include the following systems and all related equipment as follows:

–	USP Purified Water Generation and Distribution System
–	Compressed Air Generation and Distribution System
–	Plant Steam Boilers (2) and Distribution Piping
–	Hot Water Boilers (2)
–	Heat Exchanger #1 and Pump (heat exchange for HVAC reheat coils)
–	Heat Exchanger #2 and Pump (heat exchange for eyewash stations)
–	Emergency Power Generator
–	Building Management System
–	Waste Neutralization System
–	Air Handler #1 (services portion of second floor for both GTC and PPM, 3rd floor GTC)
–	Air Handler #5 (services machine room and waste neutralization, 1st floor)
–	Exhaust Fan #8 (services second floor offices GTC-PPM, and 3rd floor offices GTC)
–	Exhaust Fan #9 (services second floor labs GTC-PPM)
–	Exhaust Fan #12 (services machine room and waste neutralization, 1st floor)

PPM shall be responsible for the repair, maintenance and replacement of the Shared Systems, which may include, without limitation, (all in PPM’s sole discretion), the following actions: maintaining preventative maintenance programs and contracts,

2

Confidential

execution of required mechanical and controls repairs and upgrades, and documentation of same, in accordance with PPM’s established standard operating procedures, good manufacturing practices (where applicable), and in compliance with all applicable local, state and federal codes and regulations.

Notwithstanding the foregoing, in the event that PPM determines that replacement (as opposed to repair and/or maintenance) of all or any portion of a Shared System is necessary (the “Replaced Shared System”) and (i) PPM elects to replace such Replaced Shared System with a replacement that is not the same model as that which is being replaced; and (ii) the estimated cost (in PPM’s reasonable discretion) of the Replaced Shared System exceeds Ten Thousand Dollars ($10,000.00), then PPM agrees to consult with GTC in its determination of the vendor, model and specification of any such Replaced Shared System, and the parties shall use good faith efforts to agree on a Replaced Shared System that is mutually acceptable.

PPM shall be responsible for payment of 68% of all costs associated with PPM’s obligations under the preceding paragraph, which costs shall include, without limitation, preventative and restorative maintenance, parts, PPM and contractor labor, and applicable fees for each of these Shared Systems (the “Shared Systems Costs”).

GTC shall be responsible for payment of 32% of all Shared Systems Costs. In the event that an individual Shared System Cost capital expenditure exceeding $20,000 increases the useful life of the Shared System beyond the GTC Expiration Date, GTC’s contribution will be prorated on a straight-line basis over the useful life of the Replaced Shared System as determined by PPM in its reasonable discretion based on the portion of the useful life that occurs from the date of the expenditure to the GTC Expiration Date.

Subject to PPM’s right to dispute the contents of any such invoice (and PPM shall use reasonable efforts to dispute the contents of any such invoice if GTC requests same and GTC includes in its request to PPM a sufficiently detailed reason to believe that the invoice is incorrect or inaccurate, but without any obligation on the part of PPM to bring legal action) and subject to receipt by PPM of prompt payment by GTC as required below, PPM will timely pay the Shared Systems Costs as detailed on invoices received directly by PPM from a third party provider.

GTC shall be invoiced monthly by PPM for its 32% share of the Shared Systems Costs, which invoice shall be payable by GTC to PPM within 30 days of receipt of such invoice. Copies of all applicable third party invoices shall be provided to GTC with the monthly invoice. Except to the extent arising out of a breach by GTC of its obligations hereunder, PPM shall be responsible to the service providers for 100% of penalties, late fees and interest owed to the service providers pursuant to late payments made by PPM to such service providers. PPM reserves the right to charge a late fee (not to exceed 5% of the amount owed) to GTC for any late payments hereunder. The foregoing shall not limit PPM’s ability, at its cost, to dispute any such penalty, late fee or interest charged by a service provider.

3

Confidential

3.	Dedicated Systems:

The	Dedicated Systems include the following systems and all related equipment:

3.1	GTC:

–	Air Handler #2 (services GTC second floor manufacturing suite)
–	Exhaust Fan #4 (services GTC 2nd Floor manufacturing suite)
–	Exhaust Fan #5 (services GTC 2nd Floor manufacturing suite)
–	Exhaust Fan #6 (services GTC 2nd Floor manufacturing suite)
–	Exhaust Fan #7 (services GTC 3rd Floor washroom)
–	Exhaust Fan #10 (services GTC 3rd floor labs)

GTC is responsible for the repair, maintenance and replacement of the GTC Dedicated Systems and 100% of the costs associated therewith, which obligation is to be in effect for the term of the GTC Lease.

3.2 PPM:

–	Air Handler #3 (services PPM Adjuvant manufacturing suite)
–	Air Handler #4 (services PPM Antigen manufacturing suite)
–	Chilled Water Generation and Distribution (services PPM Antigen suite)
–	Clean Steam Generation and Distribution (services PPM manufacturing suites)
–	Solvent Storage and Distribution (services PPM Adjuvant suite)
–	Biowaste Decontamination (services PPM Antigen suite)
–	Humidity Boiler (services PPM manufacturing suites)
–	Exhaust Fan #1 (services PPM Antigen suite)
–	Exhaust Fan #2 (services PPM Adjuvant suite)
–	Exhaust Fan #3 (services PPM Adjuvant suite)
–	Exhaust Fan #11 (services PPM Adjuvant Glasswash)
–	Exhaust Fan #13 (services PPM Media Prep)
–	Exhaust Fan #14 (services PPM Antigen Purification)
–	Exhaust Fan #15 (services PPM Solvent Storage bunker)

PPM is responsible the repair, maintenance and replacement of the PPM Dedicated Systems and for 100% of the costs associated therewith, which obligation is to be in effect for the term of the PPM Lease.

4.	Term and Termination.

4.1 Term. Unless sooner terminated in accordance with Section 4.2 below, the Term of this Agreement shall commence on the Effective Date and shall continue until the GTC Expiration Date.

4.2 Termination. In addition to the other remedies specified herein and available at law, PPM shall have the right to terminate this Agreement in the event that GTC commits a material breach of its obligations under this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof. In addition to the other remedies specified herein and available at law, GTC shall have the right to

4

Confidential

terminate this Agreement in the event that PPM commits a material breach of its obligations under this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof. In the event that either party gives notice of any such material breach or otherwise seeks to terminate this Agreement under the terms of this Section 4.2, such party shall provide a simultaneous copy of such notice of termination to the Landlord in accordance with the notice requirements under such party’s direct lease at the Building with the Landlord.

4.3 Effect of Termination or Expiration. Expiration or termination of this Agreement for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination. Upon expiration or termination of this Agreement for any reason, the rights and obligations of the Parties under Articles 6 and 7 shall survive.

5.	Confidential Information.

5.1 “Confidential Information” shall mean any technical, scientific or business information and materials furnished by one Party or its affiliates (the “Disclosing Party”) to the other Party or its affiliates (the “Receiving Party”) in connection with this Agreement, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form. Confidential Information shall not include information that: (a) is generally available in the public domain or thereafter becomes available to the public through no act of the Receiving Party; or (b) was independently known to the Receiving Party prior to receipt thereof or was discovered independently by an employee of the Receiving Party who had no access to the information supplied by the Disclosing Party under this Agreement; or (c) was made available to the Receiving Party as a matter of lawful right by a third party who had no obligations of confidentiality to the Disclosing Party. Notwithstanding the foregoing, however, Confidential Information generated by one Party in the course of conducting Services for the other Party (including without limitation, Data) shall be deemed Confidential Information of the Party for whom such Services are being performed, and the owning Party shall be deemed the Disclosing Party.

5.2 Obligations. The Receiving Party agrees that it shall not, without the prior written consent of the Disclosing Party, directly or indirectly: (a) make any use, including but not limited to any research, commercial or potentially commercial use thereof, of any portion of the Confidential Information of the Disclosing Party for purposes other than those set forth in this Agreement; (b) duplicate, disseminate, disclose or transfer any portion of the Confidential Information to any person, except that the Receiving Party may disclose or permit the disclosure of Confidential Information to its affiliates and each of Company’s and its affiliates’ respective directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information pursuant to this Agreement and who need to know such Confidential Information for the purposes set forth in this Agreement; (c) duplicate, disseminate, disclose or transfer any portion of the Confidential Information to any other individual or entity, including but not limited to a government agency, firm or business; or (d) make or use any notes or memoranda relating to any Confidential Information

5

Confidential

except for purposes of evaluating the Confidential Information. In addition, the Receiving Party may disclose Confidential Information of the Disclosing Party when required by applicable laws or government regulations, provided that the Receiving Party provides prior written notice of such Disclosure to the Disclosing Party and takes reasonable efforts to avoid and/or minimize the extent of disclosure.

5.3 The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its confidential information to the Disclosing Party) claims ownership of the Confidential Information disclosed by the Disclosing Party and all patent, copyright, trademark, trade secret and other intellectual property rights in or arising from, such Confidential Information. No option, license, or conveyance of such rights, express or implied, is granted to the Receiving Party in connection with any Confidential Information disclosed by the Disclosing Party. If any such rights are to be granted to the Receiving Party, such grant shall be expressly set forth in a separate written instrument.

5.4 The obligations of the Receiving Party under this Article 5 shall survive and continue for five (5) years after expiration or termination of this Agreement.

6.	Indemnification.

6.1 Indemnification. Subject to Section 7 below, the Parties shall indemnify, hold harmless and defend one another, their affiliates, and their respective officers, directors, employees and agents (“Indemnitees”) from and against any liability, loss, damage and expense (including reasonable attorney’s fees and court costs) incurred by or imposed upon Indemnitees in connection with any third party claim, suit, action, demand or judgment to the extent arising out of a breach of any representation, warranty, covenant or other obligation of the other party hereunder; provided, however, that neither party’s indemnification under this Section 6.1 shall apply to any liability, loss, damage, or expense to the extent that it is directly attributable to the gross negligence or willful misconduct of the other party.

6.2 Procedure. Any Indemnitee seeking indemnification under the foregoing provisions of this Article 6 shall provide the other party with prompt written notice of any claim, demand, suit, action or judgment for which indemnification is sought under this Agreement. The indemnifying party agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitee to defend against any such claim. The parties shall cooperate fully with one another in such defense and will permit the indemnifying party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal and settlement); provided, however, that the other party shall have the right to retain its own counsel, at the expense of indemnifying party, if representation of the Indemnitee by the counsel retained by the indemnifying party would be inappropriate because of actual or potential conflicts in the interests of the Indemnitee and any other party represented by the counsel retained by the indemnifying party,. The indemnifying party agrees to keep the Indemnitee informed of the progress in the defense and disposition of such claim and to consult with the Indemnitee with regard to any proposed settlement. The indemnification under this Article 6 shall not apply to amounts paid in settlement of any liability, claim, lawsuit,

6

Confidential

loss, demand, damage, cost or expense if such settlement is effected without the consent of the Indemnitee.

6.3 Insurance. During the Term, each party shall secure and carry a policy of commercial general liability insurance covering such party on an occurrence basis in an amount not less than One Million Dollars ($1,000,000.00) per occurrence and an annual aggregate equal to Two Million Dollars ($2,000,000.00) for claims based on bodily injury (including death), personal injury and property damage relating to such party’s premises. Any such policies carried by either party (i) shall identify the other party as an additional insured and contain a cross-liability endorsement; (ii) shall be written by an insurer qualified to do business and in good standing in Massachusetts; and (iii) shall provide that it shall not be canceled without written notice to the other party at least 30 days in advance. Prior to the Effective Date, GTC and PPM shall each promptly deliver to the other party certificates evidencing such policies.

7.        Limitation of Liability. ANY SERVICES OR OTHER DELIVERABLES PROVIDED BY PPM HEREUNDER ARE PROVIDED “AS IS”. PPM DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY PPM HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE FOREGOING. IT IS AGREED BY GTC THAT PPM SHALL IN NO EVENT BE LIABLE TO GTC FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF PPM IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. IN NO EVENT SHALL PPM’S TOTAL LIABILITY RELATING TO THIS AGREEMENT OR THE SERVICES EXCEED THE PAYMENT RECEIVED BY THEM HEREUNDER. NOTWITHSTANDING ANY CONTRARY PROVISION CONTAINED IN THIS AGREEMENT, PPM SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR FAILURE OR INTERRUPTION OF ANY UTILITY OR SERVICE PROVIDED TO GTC, OR FOR ANY INTERRUPTION IN UTILITY OR SERVICE TO THE GTC LEASED PREMISES, EXCEPT FOR WILLFUL MISCONDUCT.

8.	Miscellaneous.

8.1 Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party including, without limitation, fire, acts of God, explosion, flood, war, terrorism, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with

7

Confidential

reasonable dispatch whenever such causes are removed. This provision shall not apply to GTC’s payment or other financial obligations hereunder.

8.2 Independent Agents. PPM and GTC shall at all times act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership.

8.3 Notices. Any notice or communication required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if sent by hand with a written acknowledgement of receipt, recognized national overnight courier, confirmed facsimile transmission, or mailed by certified mail, postage prepaid, return receipt requested, addressed to such other party at its respective addresses set forth above, in the case of PPM, to the attention of Plant Manager at the PPM Premises, with copies to Pierre Pages, President, PPM and Florence Bambuck, Secretary, PPM at the following address: Virbac S.A., 1 ere Avenue 02765M, L.I.D. 06516, Carros, France, and in the case of GTC, to the GTC Premises to the attention of the Chief Financial Officer. Either Party may change its designated address by notice to the other Party in the manner provided in this Section.

8.4 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, that provision shall be stricken and the remainder of this Agreement shall continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction.

8.6 Entirety; Amendment. This Agreement represents the entire agreement of the Parties and expressly supersedes all previous written and oral communications between the Parties. No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both Parties.

8.7 Waiver. The failure of any party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that or any other provision or right.

9.	Shared Space.

9.1 Central Corridor Space. During the Term, GTC and its employees, visitors, clients, invitees, agents and contractors (the “GTC Parties”) shall have the non-exclusive right to use in common with others at any time entitled thereto, the central corridor area located in the portion of the PPM Premises located on the second floor of the Building

8

Confidential

and shown on Exhibit A attached hereto and the restrooms that are located adjacent to said central corridor area (the “Central Corridor Area”). The Central Corridor Area shall only be used to access the freight elevator and stairwell access points at the Central Corridor Area and to access and use the restrooms located adjacent to the Central Corridor Area for the purposes for which they are designed. PPM shall have the right to relocate the Central Corridor Area at any time provided substantially similar access to the freight elevators and the restrooms are provided. PPM makes no representations or warranties concerning the Central Corridor Area. GTC and the GTC Parties shall comply with all reasonable rules and regulations applicable to the use of the Central Corridor Area which PPM may hereafter adopt and of which GTC is provided written notice. To the fullest extent permitted under law, GTC, for itself and the GTC Parties, agree that PPM shall not be responsible or liable to GTC or the GTC Parties, for any injury, loss or damage that may be occasioned by GTC and/or the GTC Parties during any such use of the Central Corridor Area.

9.2 Third Floor Common Space. During the Term, PPM and its employees, visitors, clients, invitees, agents and contractors (the “PPM Parties”) shall have the non-exclusive right to use that portion of the GTC Premises located on the third floor of the Building and shown on Exhibit B attached hereto (the “Third Floor Premises”). The Third Floor Premises shall be used for PPM to locate its property and equipment therein, and PPM shall have 24 hours a day, 365 days a year access thereto in order to locate, relocate, operate, maintain, repair and replace PPM’s property and equipment. GTC makes no representations or warranties concerning the Third Floor Premises. PPM and the PPM Parties shall comply with all reasonable rules and regulations applicable to the use of the Third Floor Premises which GTC may hereafter adopt and of which PPM is provided written notice. To the fullest extent permitted under law, PPM, for itself and the PPM Parties, agree that GTC shall not be responsible or liable to PPM or the PPM Parties, for any injury, loss or damage that may be occasioned by PPM and/or the PPM Parties during any such use of the Third Floor Premises.

[SIGNATURE PAGE FOLLOWS]

9

Confidential

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

GTC Biotherapeutics, Inc.		PP Manufacturing Corporation

By:	/s/ William K. Heiden	By:	/s/ Florence B. Attbuck

Date:	24 Sept 2010	Date:	27 Sept 2010

Typed Name:	William K. Heiden	Typed Name:	Florence B. Attbuck

Title:	Chairman, President & CEO	Title:	Secretary

10

Confidential

Exhibit A

[FLOOR PLANS]